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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

RITE AID CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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RITE AID CORPORATION
P.O. BOX 3165
HARRISBURG, PENNSYLVANIA 17105

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 22, 2016

To Our Stockholders:

What:	Our 2016 Annual Meeting of Stockholders
When:	June 22, 2016 at 8:30 a.m., local time
Where:	Office of Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, NY 10036
Why:	At this Annual Meeting, stockholders will be asked to:
	1.	Elect nine directors to hold office until the 2017 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified;
	2.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm;
	3.	Approve, on an advisory basis, the compensation of our named executive officers as presented in the proxy statement; and
	4.	Transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

        The close of business on April 26, 2016 has been fixed as the record date for determining those Rite Aid stockholders entitled to vote at the Annual Meeting. Accordingly, only stockholders of record at the close of business on that date will receive this notice of, and be eligible to vote at, the Annual Meeting and any adjournment or postponement of the Annual Meeting. The above items of business for the Annual Meeting are more fully described in the proxy statement accompanying this notice.

        Your vote is important.    Please read the proxy statement and the instructions on the enclosed proxy card and then, whether or not you plan to attend the Annual Meeting in person, and no matter how many shares you own, please submit your proxy promptly by telephone or via the Internet in accordance with the instructions on the enclosed proxy card, or by completing, dating and returning your proxy card in the envelope provided. This will not prevent you from voting in person at the Annual Meeting. It will, however, help to assure a quorum and to avoid added proxy solicitation costs.

        You may revoke your proxy at any time before the vote is taken by delivering to the Secretary of Rite Aid a written revocation or a proxy with a later date (including a proxy by telephone or via the Internet) or by voting your shares in person at the Annual Meeting, in which case your prior proxy would be disregarded.

By order of the Board of Directors
James J. Comitale Secretary Camp Hill, Pennsylvania May 13, 2016

RITE AID CORPORATION
P.O. BOX 3165
HARRISBURG, PENNSYLVANIA 17105

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 22, 2016

Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to be Held on June 22, 2016:

The proxy statement and annual report, as well as the Company's proxy card, are available at
www.proxyvote.com.

        This proxy statement is being furnished to you by the Board of Directors (the "Board" or "Board of Directors") of Rite Aid Corporation (the "Company" or "Rite Aid") to solicit your proxy to vote your shares at our 2016 Annual Meeting of Stockholders (the "Annual Meeting"). The Annual Meeting will be held on June 22, 2016 at 8:30 a.m., local time, at the office of Skadden, Arps, Slate Meagher & Flom LLP, Four Times Square, New York, NY 10036.

        This proxy statement, the foregoing notice and the accompanying proxy card are first being made available on or about May 13, 2016 to all holders of our common stock, par value $1.00 per share, entitled to vote at the Annual Meeting. At Rite Aid and in this proxy statement, we refer to our employees as associates.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Who is entitled to vote at the Annual Meeting?

        Holders of Rite Aid common stock as of the close of business on the record date, April 26, 2016, will receive notice of, and be eligible to vote at, the Annual Meeting and any adjournment or postponement of the Annual Meeting. At the close of business on the record date, Rite Aid had outstanding and entitled to vote 1,048,650,575 shares of common stock. No other shares of Rite Aid capital stock are entitled to notice of and to vote at the Annual Meeting.

What matters will be voted on at the Annual Meeting?

        There are three proposals that are scheduled to be considered and voted on at the Annual Meeting:

  •
  Proposal No. 1: Elect nine directors to hold office until the 2017 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified;

  •
  Proposal No. 2: Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm; and

  •
  Proposal No. 3: Conduct an advisory vote to approve the compensation of our named executive officers as presented in this proxy statement.

        Stockholders will also be asked to consider and vote at the Annual Meeting on any other matter that may properly come before the Annual Meeting or any adjournment or postponement of the

Annual Meeting. At this time, the Board of Directors is unaware of any other matters that may properly come before the Annual Meeting.

What are the Board's voting recommendations?

        The Board recommends that you vote "FOR" the nominees of the Board in the election of directors, "FOR" the ratification of Deloitte & Touche LLP as the Company's independent registered public accounting firm and "FOR" the approval, on an advisory basis, of the compensation of our named executive officers as presented in this proxy statement.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

        If your shares are registered directly in your name with our transfer agent, Broadridge Financial Solutions, Inc., you are considered the "stockholder of record" with respect to those shares.

        If your shares are held in a stock brokerage account or by a bank or other nominee, those shares are held in "street name" and you are considered the "beneficial owner" of the shares. As the beneficial owner of those shares, you have the right to direct your broker, bank or nominee how to vote your shares, and you will receive separate instructions from your broker, bank or other holder of record describing how to vote your shares.

How can I vote my shares before the Annual Meeting?

        If you hold your shares in your own name, you may submit a proxy by telephone, via the Internet or by mail.

  •
  Submitting a Proxy by Telephone:  You can submit a proxy for your shares by telephone until 11:59 p.m. Eastern Daylight Time on June 21, 2016, by calling the toll-free telephone number on the enclosed proxy card, 1-800-690-6903. Telephone proxy submission is available 24 hours a day. Easy-to-follow voice prompts allow you to submit a proxy for your shares and confirm that your instructions have been properly recorded. Our telephone proxy submission procedures are designed to authenticate stockholders by using individual control numbers.

  •
  Submitting a Proxy via the Internet:  You can submit a proxy for your shares via the Internet until 11:59 p.m. Eastern Daylight Time on June 21, 2016, by accessing the website listed on the enclosed proxy card, www.proxyvote.com, and following the instructions you will find on the website. Internet proxy submission is available 24 hours a day. As with telephone proxy submission, you will be given the opportunity to confirm that your instructions have been properly recorded.

  •
  Submitting a Proxy by Mail:  If you choose to submit a proxy for your shares by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided.

        By casting your vote in any of the three ways listed above, you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions. You may also attend the Annual Meeting and vote in person.

        If your shares are held in the name of a bank, broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted. The availability of telephonic or Internet voting will depend on the bank's or broker's voting process. Please check with your bank or broker and follow the voting procedures your bank or broker provides to vote your shares. Also, please note that if the holder of record of your shares is a bank, broker or other nominee and you wish to vote in person at the Annual Meeting, you must request a legal proxy from your bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the Annual Meeting; otherwise, you will not be able to vote in person at the Annual Meeting.

If I am the beneficial owner of shares held in "street name" by my broker, will my broker automatically vote my shares for me?

        New York Stock Exchange ("NYSE") rules applicable to brokers grant your broker discretionary authority to vote your shares without receiving your instructions on certain matters. Your broker has discretionary voting authority under NYSE rules to vote your shares on the ratification of Deloitte & Touche LLP as our independent registered public accounting firm. However, unless you provide voting instructions to your broker, your broker does not have discretionary authority to vote on the election of directors and the advisory vote on the compensation of our named executive officers. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

How will my shares be voted if I give my proxy but do not specify how my shares should be voted?

        If you provide specific voting instructions, your shares will be voted at the Annual Meeting in accordance with your instructions. If you hold shares in your name and sign and return a proxy card without giving specific voting instructions, your shares will be voted "FOR" the nominees of the Board in the election of directors, "FOR" the ratification of Deloitte & Touche LLP as the Company's independent registered public accounting firm and "FOR" the approval, on an advisory basis, of the compensation of our named executive officers.

Could other matters be decided at the Annual Meeting?

        At this time, we are unaware of any matters, other than those set forth above, that may properly come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Annual Meeting or any adjournment or postponement of the Annual Meeting, will be deemed authorized to vote or otherwise act on such matters in accordance with their judgment.

Who may attend the Annual Meeting?

        All stockholders are invited to attend the Annual Meeting. Persons who are not stockholders may attend only if invited by the Board of Directors. If you are the beneficial owner of shares held in the name of your broker, bank or other nominee, you must bring proof of ownership (e.g., a current broker's statement) in order to be admitted to the meeting. You can obtain directions to the Annual Meeting by contacting our Investor Relations Department at (717) 975-3710.

Can I vote in person at the Annual Meeting?

        Yes. If you hold shares in your own name as a stockholder of record, you may come to the Annual Meeting and cast your vote at the meeting by properly completing and submitting a ballot. If you are the beneficial owner of shares held in the name of your broker, bank or other nominee, you must first obtain a legal proxy from your broker, bank or other nominee giving you the right to vote those shares and submit that proxy along with a properly completed ballot at the meeting; otherwise, you will not be able to vote in person at the Annual Meeting.

How can I change my vote?

        You may revoke your proxy at any time before it is exercised by:

  •
  Delivering to the Secretary a written notice of revocation, dated later than the proxy, before the vote is taken at the Annual Meeting;

  •
  Delivering to the Secretary an executed proxy bearing a later date, before the vote is taken at the Annual Meeting;

  •
  Submitting a proxy on a later date by telephone or via the Internet (only your last telephone or Internet proxy will be counted), before 11:59 p.m. Eastern Daylight Time on June 21, 2016; or

  •
  Attending the Annual Meeting and voting in person (your attendance at the Annual Meeting, in and of itself, will not revoke the proxy).

        Any written notice of revocation, or later dated proxy, should be delivered to:

Rite Aid Corporation
30 Hunter Lane
Camp Hill, Pennsylvania 17011
Attention: James J. Comitale, Secretary

        Alternatively, you may hand deliver a written revocation notice, or a later dated proxy, to the Secretary at the Annual Meeting before we begin voting.

        If your shares of Rite Aid common stock are held by a bank, broker or other nominee, you must follow the instructions provided by the bank, broker or other nominee if you wish to change your vote.

What is an "abstention" and how would it affect the vote?

        An "abstention" occurs when a stockholder sends in a proxy with explicit instructions to decline to vote regarding a particular matter. Abstentions are counted as present for purposes of determining a quorum. An abstention with respect to the election of directors is neither a vote cast "for" a nominee nor a vote cast "against" the nominee and, therefore, will have no effect on the outcome of the vote. Abstentions with respect to the ratification of Deloitte & Touche LLP as our independent registered public accounting firm and the advisory vote on compensation of our named executive officers will have the same effect as voting "against" the proposal.

What is a broker "non-vote" and how would it affect the vote?

        A broker non-vote occurs when a broker or other nominee who holds shares for the beneficial owner is unable to vote those shares for the beneficial owner because the broker or other nominee does not have discretionary voting power for the proposal and has not received voting instructions from the beneficial owner of the shares. Brokers will have discretionary voting power to vote shares for which no voting instructions have been provided by the beneficial owner only with respect to the ratification of Deloitte & Touche LLP as our independent registered public accounting firm. Brokers will not have such discretionary voting power to vote shares with respect to the election of directors and the advisory vote on the compensation of our named executive officers. Shares that are the subject of a broker non-vote are included for quorum purposes, but a broker non-vote with respect to a proposal will not be counted as a vote cast and will not be counted as a vote represented at the meeting and entitled to vote and, consequently, will have no effect on the outcome of the vote. Accordingly, it is particularly important that beneficial owners of Rite Aid shares instruct their brokers how to vote their shares.

What are the quorum and voting requirements for the proposals?

        In deciding the proposals that are scheduled for a vote at the Annual Meeting, each holder of common stock as of the record date is entitled to one vote per share of common stock. In order to take action on the proposals, a quorum, consisting of the holders of 524,325,288 shares (a majority of the aggregate number of shares of Rite Aid common stock) issued and outstanding and entitled to vote as of the record date for the Annual Meeting, must be present in person or by proxy. This is referred to as a "quorum." Proxies marked "Abstain" and broker non-votes will be treated as shares that are present for purposes of determining the presence of a quorum.

  Proposal No. 1—Election of Directors

        The affirmative vote of a majority of the total number of votes cast is required for the election of each director nominee named in Proposal No. 1. This means that the votes cast "for" that nominee must exceed the votes cast "against" that nominee. Any shares not voted (whether by abstention, broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the outcome of the vote. For more information on the operation of our majority voting standard, see the section entitled "Board of Directors—Corporate Governance—Majority Voting Standard and Policy."

  Proposal No. 2—Ratification of Independent Registered Public Accounting Firm

        The affirmative vote of a majority of the shares represented at the meeting and entitled to vote is required for the ratification of Deloitte & Touche LLP as our independent registered public accounting firm in Proposal No. 2. Any shares represented and entitled to vote at the meeting and not voted (whether by abstention or otherwise) will have the same effect as a vote "against" the proposal.

  Proposal No. 3—Advisory Vote on Compensation of Named Executive Officers

        The affirmative vote of a majority of the shares represented at the meeting and entitled to vote is required for the approval of the advisory vote on the compensation of our named executive officers in Proposal No. 3. Any shares represented and entitled to vote at the meeting and not voted (whether by abstention or otherwise) will have the same effect as a vote "against" the proposal. Any broker non-votes with respect to the advisory vote on the compensation of our named executive officers will not be counted as shares represented at the meeting and entitled to vote and, consequently, will have no effect on the outcome of the vote.

What happens if a quorum is not present at the Annual Meeting?

        If the shares present in person or represented by proxy at the Annual Meeting are not sufficient to constitute a quorum, the stockholders by a vote of the holders of a majority of votes present in person or represented by proxy (which may be voted by the proxyholders) may, without further notice to any stockholder (unless a new record date is set), adjourn the meeting to a different time and place to permit further solicitations of proxies sufficient to constitute a quorum.

Who will count the votes?

        Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspectors of election.

Who will conduct the proxy solicitation and how much will it cost?

        We are soliciting proxies from stockholders on behalf of our Board and will pay for all costs incurred by it in connection with the solicitation. In addition to solicitation by mail, the directors, officers and associates of Rite Aid and its subsidiaries may solicit proxies from stockholders of Rite Aid in person or by telephone, facsimile or email without additional compensation other than reimbursement for their actual expenses.

        Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and we will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection with the forwarding of solicitation materials to the beneficial owners of our stock.

Why did I receive a "Notice of Internet Availability of Proxy Materials" but no proxy materials?

        We distribute our proxy materials to certain stockholders via the Internet under the "Notice and Access" approach permitted by the rules of the U.S. Securities and Exchange Commission (the "SEC"). This approach expedites stockholders' receipt of proxy materials while conserving natural resources and reducing our distribution costs. On May 13, 2016, we mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access the proxy materials on the Internet to participating stockholders.

        If you have any questions about voting your shares or attending the Annual Meeting, please call our Investor Relations Department at (717) 975-3710.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

        Our By-Laws provide that the Board of Directors may be composed of up to 15 members, with the number to be fixed from time to time by the Board. The Board has fixed the number of directors at nine, and there are nine nominees for director at our Annual Meeting.

Director Nominees

        The Board of Directors, based on the recommendation of the Nominating and Governance Committee, has nominated Joseph B. Anderson, Jr., Bruce G. Bodaken, David R. Jessick, Kevin E. Lofton, Myrtle S. Potter, Michael N. Regan, Frank A. Savage, John T. Standley and Marcy Syms to be elected directors at the Annual Meeting. Each of the nominees for director to be elected at the Annual Meeting currently serves as a director of the Company. In selecting Mr. Anderson as a nominee, the Board voted to waive the requirement that a nominee has not yet reached the age of 72 because of Mr. Anderson's extensive knowledge and experience, his valuable contributions as a Board member and his leadership as Chair of the Nominating and Governance Committee.

        Each director elected at the Annual Meeting will hold office until the 2017 Annual Meeting of Stockholders. Each director elected at the Annual Meeting will serve until his or her successor is duly elected and qualified.

        If any nominee at the time of election is unable or unwilling to serve or is otherwise unavailable for election, and as a consequence thereof other nominees are designated, then the persons named in the proxy or their substitutes will have the discretion and authority to vote or to refrain from voting for other nominees in accordance with their judgment.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR"
THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

 BOARD OF DIRECTORS

        The following table sets forth certain information as of April 26, 2016 with respect to our director nominees. If elected, each of the following person's terms will expire at the 2017 Annual Meeting of Stockholders.

Name	Age	Position with Rite Aid	Year First Became Director
John T. Standley	53	Chairman and Chief Executive Officer	2009
Joseph B. Anderson, Jr.	73	Director	2005
Bruce G. Bodaken	64	Director	2013
David R. Jessick	62	Director	2009
Kevin E. Lofton	61	Director	2013
Myrtle S. Potter	57	Director	2013
Michael N. Regan	68	Director	2007
Frank A. Savage	68	Director	2015
Marcy Syms	65	Director	2005

Board Composition

        The Board is committed to ensuring that it is composed of a highly capable and diverse group of directors who are well-equipped to oversee the success of the business and effectively represent the interests of stockholders. In addition, the Board believes that having directors with a mix of tenures on the Board helps transition the knowledge of the more experienced directors while providing a broad, fresh set of perspectives and a Board with a diversity of experiences and viewpoints.

Director Tenure

Board Gender Diversity	Board Racial Diversity

        In assessing Board composition and selecting and recruiting director candidates, the Board seeks to maintain an engaged, independent Board with broad experience and judgment that is committed to representing the long-term interests of our stockholders. The Nominating and Governance Committee considers a wide range of factors, including the size of the Board, the experience and expertise of existing Board members, other positions the director candidate has held or holds (including other board memberships), and the candidate's independence. In addition, the Nominating and Governance Committee takes into account a candidate's ability to contribute to the diversity of background and experience represented on the Board, and it reviews its effectiveness in balancing these considerations when assessing the composition of the Board.

        The chart below summarizes the qualifications, attributes and skills for each of our director nominees. The fact that we do not list a particular experience or qualification for a director nominee does not mean that nominee does not possess that particular experience or qualification.

Skills and Experience	Standley	Anderson	Bodaken	Jessick	Lofton	Potter	Regan	Savage	Syms
Current/Former CEO	X	X	X		X				X
Management/Business Operations	X	X	X	X	X	X	X	X	X
Retail Industry	X			X					X
Healthcare Industry			X		X	X
Finance/Accounting	X	X		X			X	X
Board/Corporate Governance	X	X	X	X	X	X	X	X	X

Director Biographies

        Following are the biographies for our director nominees, including information concerning the particular experience, qualifications, attributes or skills that led the Nominating and Governance Committee and the Board to conclude that such person should serve on the Board:

        John T. Standley.    Mr. Standley, Chairman and Chief Executive Officer, has been Chairman of the Board since June 21, 2012, Chief Executive Officer since June 2010 and was President from September 2008 until June 2013. Mr. Standley served as the Chief Operating Officer from September 2008 until June 2010. He also served as a consultant to Rite Aid from July 2008 to September 2008. From August 2005 through December 2007, Mr. Standley served as Chief Executive Officer and was a member of the Board of Directors of Pathmark Stores, Inc. From June 2002 to August 2005, he served as Senior Executive Vice President and Chief Administrative Officer of Rite Aid and, in addition, in January 2004 was appointed Chief Financial Officer of Rite Aid. He had served as Senior Executive Vice President and Chief Financial Officer of Rite Aid from September 2000 to June 2002 and had served as Executive Vice President and Chief Financial Officer of Rite Aid from December 1999 until September 2000. Mr. Standley served on the SUPERVALU INC. Board of Directors from May 2013 to July 2015. Mr. Standley currently serves on the National Association of Chain Drug Stores' Board of Directors and is a member of the Board's Executive Committee.

        As the Company's Chief Executive Officer, with more than 20 years of retail, financial and executive experience, Mr. Standley brings to the Board an in-depth understanding of all aspects of the Company, including its customers, operations and key business drivers. In addition, his experience serving as a chief financial officer of a number of companies, including the Company, provides the Board with additional insights into financial and accounting matters relevant to the Company's operations.

        Joseph B. Anderson, Jr.    Mr. Anderson has been the Chairman of the Board and Chief Executive Officer of TAG Holdings, LLC, a manufacturing, service and technology business, since January 2002. Mr. Anderson was Chairman of the Board and Chief Executive Officer of Chivas Industries, LLC from 1994 to 2002. Mr. Anderson also serves as a director of Meritor, Inc. Mr. Anderson previously served as a director of NV Energy Inc. until December 2013, Valassis Communications, Inc. until February 2014 and Quaker Chemical Corporation until May 2016.

        Mr. Anderson has a broad base of experience, including 19 years of chief executive officer experience at manufacturing, service and technology companies. From this experience, Mr. Anderson brings an array of skills, including in the areas of strategic, business and financial planning and corporate development. In addition, his service on the boards of directors of a number of publicly-traded companies provides the Board with insights into how boards at other companies have addressed issues similar to those faced by the Company.

        Bruce G. Bodaken.    From 2000 through December 2012, Mr. Bodaken served as Chairman and Chief Executive Officer of Blue Shield of California. Mr. Bodaken also previously served as President and Chief Operating Officer of Blue Shield of California from 1995 to 2000 and Executive Vice President and Chief Operating Officer from 1994 to 1995. Prior to joining Blue Shield of California, Mr. Bodaken served as Senior Vice President and Associate Chief Operating Officer of F.H.P., Inc., a managed care provider, from 1990 to 1994 and held various positions at F.H.P. from 1980 to 1990, including Regional Vice President. Mr. Bodaken is currently a director and a member of the audit committee of WageWorks, Inc. He also has a Visiting Scholar appointment at the Brookings Institution and is a Visiting Lecturer in the Department of Public Health at UC Berkeley.

        Mr. Bodaken brings to the Board an in-depth knowledge of the health insurance and managed care industries and more than 20 years of executive leadership skills.

        David R. Jessick.    Self-employed since 2005, Mr. Jessick served as a consultant to Rite Aid's Chief Executive Officer and senior financial staff from July 2002 until February 2005 and was Senior Executive Vice President, Chief Administrative Officer of Rite Aid from December 1999 to July 2002. From July 1998 to June 1999, Mr. Jessick was Executive Vice President, Finance and Investor Relations of Fred Meyer, Inc., and from February 1997 to July 1998, Mr. Jessick was Chief Financial Officer of Fred Meyer, Inc. From 1979 to 1996, he held various financial positions including Executive Vice President and Chief Financial Officer at Thrifty Payless Holdings, Inc. Mr. Jessick began his career as a Certified Public Accountant for Peat, Marwick, Mitchell & Co. Mr. Jessick is currently a director and audit committee chairman of Big 5 Sporting Goods Corporation. In addition, he previously served as a director of DFC Global Corp. from 2005 to 2014.

        Mr. Jessick brings over 33 years of retail, executive and financial experience to the Board. His familiarity with our business and his experience as a chief financial officer provide useful insights into operational and financial matters relevant to the Company's business. In addition, his service on other boards of directors enables Mr. Jessick to share insights with the Board regarding corporate governance best practices.

        Kevin E. Lofton.    Mr. Lofton has served as the Chief Executive Officer of Catholic Health Initiatives ("CHI"), a healthcare system operating the full continuum of services from hospitals to home health agencies nationwide since 2003 and as President and CEO of CHI from 2003 through January 2014. Mr. Lofton previously served as Chief Executive Officer of the University of Alabama at Birmingham Hospital and Howard University Hospital in Washington, D.C. Mr. Lofton is also a director and member of the audit and compensation committees of Gilead Sciences, Inc.

        Mr. Lofton brings to the Board an in-depth knowledge and understanding of the healthcare industry and valuable executive leadership skills from senior management and leadership roles in healthcare systems and hospitals.

        Myrtle S. Potter.    Ms. Potter has served since 2005 as the Chief Executive Officer of Myrtle Potter & Company, LLC, a private consulting firm she founded, and from 2009 to 2014 as the Chief Executive Officer of Myrtle Potter Media, Inc., a consumer healthcare content company she founded. Ms. Potter previously served at Genentech, Inc., as President of Commercial Operations from 2004 to 2005 and as Executive Vice President, Commercial Operations and Chief Operating Officer from 2000 to 2004. From 1998 to 2000 Ms. Potter served as President of Bristol-Myers Squibb, Inc.'s Cardiovascular Metabolic U.S. operations. Ms. Potter serves as a director of Liberty Mutual Holding Company, Inc., Insmed, Inc., Everyday Health, Inc. and Proteus Digital Health, Inc. and as a trustee of The University of Chicago. Ms. Potter served on the board of Medco Health Solutions, Inc. from December 2007 until its acquisition by Express Scripts, Inc. in April 2012. She continued on the board at Express Scripts until June 2012.

        Ms. Potter brings to the Board extensive experience in executive management and leadership roles in the healthcare industry. She also brings valuable experience as a consultant to global life science, biopharmaceutical and biotechnical companies regarding corporate strategy, customer engagement, commercialization, product development and as a former board member of two leading pharmacy benefits management companies.

        Michael N. Regan.    Since August 2014, Mr. Regan has served as Executive Vice President and Chief Financial Officer of Outrigger Enterprises Group, a privately held hospitality company. Prior to that, Mr. Regan served as the Hold Separate Manager on behalf of the Federal Trade Commission, overseeing the Lumiere Place Casino and Hotel and Four Seasons Hotel in St. Louis, Missouri from August 2013 through its sale in spring 2014 and prior to that as Chief Financial Officer of Indianapolis Downs LLC, a casino and horse track complex located near Indianapolis, Indiana during its bankruptcy from January 2012 through its sale in February 2013. From May 2007 through December 2011, Mr. Regan was a self-employed private equity investor. Prior thereto, Mr. Regan served as Chief Financial Officer of The St. Joe Company, a major real estate development company based in Florida, from November 2006 to May 2007. From 1997 to November 2006, he served as Senior Vice President, Finance and held various other positions with The St. Joe Company and was a member of the senior management team. Prior to joining The St. Joe Company, he served in various financial management functions at Harrah's Entertainment from 1980 through 1997, including as Vice President and controller from 1991 to 1997.

        Mr. Regan's over 30 years of experience, including serving as a chief financial officer and as a senior vice president of finance, provides the Board with additional perspectives on financial, operational and strategic planning, and real estate matters relevant to the Company.

        Frank A. Savage.    Mr. Savage has been a senior advisor to investment banking firm Lazard Ltd. ("Lazard") since January 1, 2014 and served as Vice Chairman of U.S. Investment Banking at Lazard from 2009 to December 31, 2013. He was the Co-Head of Lazard's Restructuring Group from June 1999 to December 31, 2013 and also served on Lazard's Deputy Chairman Committee from 2006 to December 2013. Prior to joining Lazard, Mr. Savage served as Co-Head of the Restructuring Practice at investment banking firm BT Alex. Brown Inc. and before that was the Head of the Restructuring Group at investment bank UBS AG. Mr. Savage is currently a director and member of the Corporate Governance and Nominating Committee of SUPERVALU INC.

        Mr. Savage brings to the Board extensive financial and investment banking experience.

        Marcy Syms.    Ms. Syms served as a director of Syms Corp., a chain of retail clothing stores, from 1983, when she was named President and COO, until 2012. Ms. Syms became CEO of Syms Corp. in 1998 and was named Chair in 2010. In November 2011, Syms Corp. and its subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code and ceased all retail operations. Ms. Syms is also a founding member of the Board of Directors of the Syms School of Business at Yeshiva University. Currently, Ms. Syms serves as President of the Sy Syms Foundation and Founder and President of the TPD Group LLC, a multi-generational succession planning company.

        Ms. Syms brings to the Board over 18 years of experience as a chief executive officer of a chain of retail stores, including an array of skills in strategic planning, marketing and human resources matters similar to those faced by the Company.

Board Leadership

        Mr. Standley serves as Chairman of the Board and Chief Executive Officer. Mr. Regan has served as our Lead Independent Director since 2011 and it is expected that he will continue in that role.

        The Company's governance framework provides the Board with flexibility to select the appropriate leadership structure for the Company. In connection with the 2012 Annual Meeting, the Board reviewed its leadership structure in light of the Company's operating and governance environment and determined that Mr. Standley should serve as the Chairman of the Board effective as of the 2012 Annual Meeting, based on the Board's belief that Mr. Standley's in-depth knowledge of the Company, keen understanding of the Company's operations and proven leadership and vision positioned him to provide strong and effective leadership to the Board. The Board has determined to maintain its current leadership structure, taking into account the foregoing factors as well as the evaluation of Mr. Standley's performance as Chief Executive Officer, his very positive relationships with other members of the Board and the leadership and strategic vision he has brought to the Chairman position.

        The Board has no policy mandating the combination or separation of the Chairman of the Board and Chief Executive Officer positions and believes that, given the dynamic and competitive environment in which we operate, the right leadership structure may vary from time to time based on changes in circumstances. The Board makes this determination based on what it believes best serves the needs of the Company and its stockholders at any particular time. For the reasons described above, the Board continues to believe that Mr. Standley provides excellent leadership of the Board in the performance of its duties and that a unified structure provides decisive and effective leadership both within and outside the Company.

        In addition, the Board continues to maintain the position of Lead Independent Director that it created in 2009. Under our Corporate Governance Guidelines, in the event that the Chairman of the Board is also the Chief Executive Officer or otherwise is not an independent director, the independent members of the Board will choose an independent director to serve as Lead Independent Director. The Lead Independent Director, who is expected to serve at least one year, has the following responsibilities, which are described in our Corporate Governance Guidelines:

  •
  presides at all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the non-management directors;

  •
  has the authority to call meetings of the non-management directors;

  •
  serves as a liaison between the Chairman of the Board and/or Chief Executive Officer and independent directors and facilitates communications between other members of the Board and the Chairman and/or Chief Executive Officer (any director is free to communicate directly with the Chairman and/or Chief Executive Officer; the lead director's role is to attempt to improve such communications if they are not entirely satisfactory);

  •
  works with the Chairman and/or Chief Executive Officer in the preparation of, and approves, Board meeting agendas and schedules and the information to be provided to the Board;

  •
  chairs the annual review of the performance of the Chief Executive Officer;

  •
  otherwise consults with the Chairman and/or Chief Executive Officer on matters relating to corporate governance and Board performance; and

  •
  if requested by major stockholders, ensures that he/she is available, when appropriate, for consultation and direct communication.

Corporate Governance

        We recognize that good corporate governance is an important means of protecting the interests of our stockholders, associates, customers, suppliers and the community. The Board of Directors, through the Nominating and Governance Committee, monitors corporate governance developments and proposed legislative, regulatory and stock exchange corporate governance reforms.

        Website Access to Corporate Governance Materials.    Our corporate governance information and materials, including our Corporate Governance Guidelines, current charters for each of the Audit Committee, Compensation Committee, Nominating and Governance Committee and Executive Committee, our Code of Ethics for the CEO and Senior Financial Officers, our Code of Ethics and Business Conduct, our Stock Ownership Guidelines and our Related Person Transaction Policy, are posted on our website at www.riteaid.com under the headings "Corporate Info—Governance" and are available in print upon request to Rite Aid Corporation, 30 Hunter Lane, Camp Hill, Pennsylvania 17011, Attention: Secretary. The information on our website is not, and shall not be deemed, a part of this proxy statement. The Board regularly reviews corporate governance developments and will modify these materials and practices from time to time as warranted.

        Codes of Ethics.    The Board has adopted a Code of Ethics that is applicable to our Chief Executive Officer and senior financial officers. The Board has also adopted a Code of Ethics and Business Conduct that applies to all of our officers, directors and associates. Any amendment to either code or any waiver of either code for executive officers or directors will be disclosed promptly on our website at www.riteaid.com under the headings "Corporate Info—Governance—Code of Ethics."

        Director Independence.    For a director to be considered independent under the NYSE corporate governance listing standards, the Board of Directors must affirmatively determine that the director does not have any direct or indirect material relationship with the Company, including any of the relationships specifically proscribed by the NYSE independence standards. The Board considers all relevant facts and circumstances in making its independence determinations. Only independent directors may serve on our Audit Committee, Compensation Committee and Nominating and Governance Committee.

        As a result of this review, the Board affirmatively determined that the following directors, including each director serving on the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, satisfy the independence requirements of the NYSE listing standards: Joseph B. Anderson, Jr., Bruce G. Bodaken, David R. Jessick, Kevin E. Lofton, Myrtle S. Potter, Michael N. Regan, Frank A. Savage and Marcy Syms. The Board also determined that the members of the Audit Committee satisfy the additional independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the additional NYSE independence requirements for audit committee members. In addition, the Board has determined that the members of the Compensation Committee satisfy the additional NYSE independence requirements for compensation committee members.

        There is no family relationship between any of the nominees and executive officers of Rite Aid.

        Majority Voting Standard and Policy.    Under the Company's By-Laws, a nominee for director in uncontested elections of directors (as is the case for this Annual Meeting) will be elected to the Board if the votes cast "for" such nominee's election exceed the votes cast "against" such nominee's election. In contested elections, directors will be elected by a plurality of votes cast. For this purpose, a contested election means any meeting of stockholders for which (i) the Secretary of the Company receives a notice that a stockholder (or group of stockholders) has nominated a person for election to the Board in compliance with the advance notice requirements for stockholder nominees for director or the proxy access requirements, in each case as set forth in the By-Laws and (ii) such nomination has not been withdrawn by such stockholder (or group of stockholders) on or prior to the 14th day preceding the date the Company first mails its notice of meeting for such meeting to the stockholders.

        Under the Company's Corporate Governance Guidelines, a director who fails to receive the required number of votes for re-election in accordance with the By-Laws will, within five days following certification of the stockholder vote, tender his or her written resignation to the Chairman of the Board for consideration by the Board, subject to the procedures set forth in the guidelines.

Board Oversight of Risk Management

        The Board of Directors, as a whole and through the various committees of the Board, oversees the Company's management of risk, focusing primarily on five areas of risk: operational, financial performance, financial reporting, legal and regulatory, and strategic and reputational.

        Management of the Company is responsible for developing and implementing the Company's plans and processes for risk management. The Board believes that its leadership structure, described above, supports the risk oversight function of the Board. The Board of Directors, at least annually, reviews with management its plans and processes for managing risk. The Board also receives periodic updates from the Company's Chief Compliance Officer with regard to the overall effectiveness of the Company's risk management program and significant areas of risk to the Company, focusing on the five primary areas of risk set forth above as well as other areas of risk identified from time to time by either the Board, a Board committee or management. In addition, the Board receives periodic updates from the Company's Senior Executive Vice President, Chief Financial Officer and Chief Administrative Officer on cybersecurity matters, including information services security and security controls over credit card, customer, associate and patient data.

        In addition, other Board committees consider risks within their respective areas of responsibility and advise the Board of any significant risks. For example, the Compensation Committee considers risks relating to the Company's compensation programs and policies and the Audit Committee focuses on assessing and mitigating financial reporting risks, including risks related to internal control over financial reporting and legal and compliance risks.

Compensation-Related Risk Assessment

        The Compensation Committee reviews all incentive plans relative to established criteria and conducts an assessment to ensure that none of our incentive plans encourage excessive risk-taking by our executives or associates. Together with executive management, the Compensation Committee has considered the risks arising from the Company's compensation programs for its executives and associates and has concluded that the compensation policies are not reasonably likely to have a material adverse effect on the Company.

        The Compensation Committee reviews the risk profile and the relationship between the Company's compensation programs to the overall risk profile of the Company. Some of the features of our incentive programs that limit risk include:

  •
  Delivery of compensation through an appropriate mix of base salary, cash incentive bonuses, long-term awards and benefits.

  •
  Use of a mix of long-term incentive vehicles that reward both stock price appreciation and financial operating performance and have different risk profiles.

  •
  Incorporation of new measures in the performance awards to assess how efficiently and effectively we deploy our assets (return on net assets) and to compare our stock performance against the Russell 3000 Index (total stockholder return).

  •
  Stock ownership guidelines that promote executive stock ownership.

Committees of the Board of Directors

        The Board of Directors has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Executive Committee. Current copies of the charters for each of these committees are available on our website at www.riteaid.com under the headings "Corporate Info—Governance—Corporate Governance Committees—Committee Charters."

        The current members of the committees are identified in the following table.

Director	Audit	Compensation	Nominating and Governance	Executive
John T. Standley				Chair
Joseph B. Anderson, Jr.			Chair
Bruce G. Bodaken		X
David R. Jessick	Chair			X
Kevin E. Lofton	X
Myrtle S. Potter			X
Michael N. Regan	X	X		X
Frank A. Savage			X
Marcy Syms		Chair

        Audit Committee.    The Audit Committee, which held eight meetings during fiscal year 2016, currently consists of David R. Jessick (Chair), Kevin E. Lofton and Michael N. Regan. The Board has determined that each of these individuals is an independent director under the NYSE listing standards and satisfies the additional independence requirements of Rule 10A-3 under the Exchange Act and the additional requirements of the NYSE listing standards for audit committee members. See the section entitled "Corporate Governance—Director Independence" above. The Board has determined that each of these individuals is also "financially literate" under the applicable NYSE listing standards. The Board has determined that David R. Jessick qualifies as an "audit committee financial expert" as that term is defined under applicable SEC rules.

        The functions of the Audit Committee include the following:

  •
  Appointing, compensating and overseeing our independent registered public accounting firm ("independent auditors");

  •
  Overseeing management's fulfillment of its responsibilities for financial reporting and internal control over financial reporting; and

  •
  Overseeing the activities of the Company's internal audit function.

        The independent auditors and internal auditors meet with the Audit Committee with and without the presence of management representatives. For additional information, see the section entitled "Audit Committee Report," as well as the Audit Committee's charter, which is posted on our website at www.riteaid.com under the headings "Corporate Info—Governance—Corporate Governance Committees—Committee Charters."

        Compensation Committee.    The Compensation Committee, which held seven meetings during fiscal year 2016, currently consists of Marcy Syms (Chair), Bruce G. Bodaken and Michael N. Regan. The Board has determined that each of these individuals is an independent director under the NYSE listing standards and satisfies the additional independence requirements of the NYSE listing standards for compensation committee members. See the section entitled "Corporate Governance—Director Independence" above.

        The functions of the Compensation Committee include the following:

  •
  Administering Rite Aid's stock option and other equity incentive plans;

  •
  Reviewing and approving the base salaries of the Company's executive officers and reviewing and recommending to the Board the base salary of the CEO;

  •
  Reviewing and approving the Company's goals and objectives relevant to the incentive-based compensation of the Company's executive officers (including the CEO), evaluating the performance of the Company's executive officers (including the CEO) in light of these goals and objectives and determining and approving the incentive-based compensation of the Company's executive officers (including the CEO) based on such evaluation;

  •
  Setting corporate performance targets under all annual bonus and long-term incentive compensation plans as appropriate and determining annually the individual bonus award opportunities for the Company's executive officers; and

  •
  Reviewing and approving all executive officers' employment agreements and severance arrangements.

        The Compensation Committee reviews the performance of the Company's executive personnel, including the Company's named executive officers, and develops and makes recommendations to the Board of Directors with respect to executive compensation policies. The Compensation Committee is empowered by the Board of Directors to award to executive officers appropriate bonuses, stock options, stock appreciation rights and stock-based awards. The details of the processes and procedures for the consideration and determination of the compensation of our named executive officers are described in the section entitled "Executive Compensation—Compensation Discussion and Analysis." The objectives of the Compensation Committee are to support the achievement of desired Company performance, to provide compensation and benefits that will attract and retain superior talent, reward performance and to fix a portion of compensation to the outcome of the Company's performance.

        As provided in its charter, the Compensation Committee has the authority to engage an external compensation consultant and to determine the scope of any services provided. The Compensation Committee may terminate the engagement at any time. The external compensation consultant reports to the Compensation Committee Chair.

        Since June 2010, the Compensation Committee has utilized Exequity LLP as its independent consultant. With respect to fiscal year 2016, Exequity LLP reviewed recommendations and analysis prepared by management and provided advice and counsel to the Compensation Committee. Exequity LLP does not provide any other services to the Company. The Compensation Committee has assessed the independence of Exequity LLP, taking into consideration the factors set forth in the NYSE listing standards and SEC rules, and determined that the engagement of Exequity LLP does not raise any conflicts of interest.

        Nominating and Governance Committee.    The Nominating and Governance Committee, which held two meetings during fiscal year 2016, currently consists of Joseph B. Anderson, Jr. (Chair), Myrtle S. Potter and Frank A. Savage. The Board has determined that each of these individuals is an independent director under the NYSE listing standards. See the section entitled "Corporate Governance—Director Independence" above.

        The functions of the Nominating and Governance Committee include the following:

  •
  Identifying and recommending to the Board individuals qualified to serve as Rite Aid directors;

  •
  Recommending to the Board individual directors to serve on committees of the Board;

  •
  Advising the Board with respect to matters of Board composition and procedures;

  •
  Developing and recommending to the Board a set of corporate governance principles applicable to Rite Aid and overseeing corporate governance matters generally;

  •
  Overseeing the annual evaluation of the Board and management; and

  •
  Reviewing and approving or ratifying related person transactions in which the Company is a participant.

        Executive Committee.    The members of the Executive Committee currently are John T. Standley (Chair), David R. Jessick and Michael N. Regan. The Executive Committee did not meet during fiscal year 2016. The Executive Committee, except as limited by Delaware law, is empowered to exercise all of the powers of the Board of Directors.

Nomination of Directors

        The Nominating and Governance Committee will consider director candidates recommended by stockholders. In considering such recommendations, the Nominating and Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Nominating and Governance Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a candidate considered by the Nominating and Governance Committee, a stockholder must submit the recommendation in writing and must include the following information:

  •
  The name of the stockholder and evidence of the person's ownership of Rite Aid stock, including the number of shares owned and the length of time of ownership; and

  •
  The name of the candidate, the candidate's resume or a listing of his or her qualifications to be a Rite Aid director and the person's consent to be named as a director if selected by the Nominating and Governance Committee and nominated by the Board.

        The stockholder recommendation and information described above must be sent to Rite Aid Corporation, 30 Hunter Lane, Camp Hill, Pennsylvania 17011, Attention: Secretary. The Nominating and Governance Committee will accept recommendations of director candidates throughout the year; however, in order for a recommended director candidate to be considered for nomination to stand for election at an upcoming annual meeting of stockholders, the recommendation must be received by the Secretary not fewer than 120 days prior to the anniversary date of Rite Aid's most recent annual meeting of stockholders.

        The Nominating and Governance Committee believes that the minimum qualifications for serving as a Rite Aid director are that a candidate demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board's oversight of Rite Aid's business and affairs and have an impeccable record and reputation for honest and ethical conduct in his or her professional and personal activities. In addition, the Nominating and Governance Committee examines a candidate's specific experiences and skills, availability in light of other commitments, potential conflicts of interest and independence from management and the Company. The Nominating and Governance Committee also seeks to have the Board represent a diversity of backgrounds and experience. The Nominating and Governance Committee assesses its achievement of diversity through the review of Board composition as part of the Board's annual self-assessment process.

        The Nominating and Governance Committee identifies potential candidates by asking current directors and executive officers to notify the committee if they become aware of persons, meeting the criteria described above, who have had a change in circumstances that might make them available to serve on the Board—for example, retirement as a CEO or CFO of a public company or exiting government or military service. The Nominating and Governance Committee also, from time to time, may engage firms that specialize in identifying director candidates. As described above, the committee will also consider candidates recommended by stockholders.

        The Nominating and Governance Committee may review publicly available information, conduct an interview and/or check references to assess the person's accomplishments and qualifications in light of the needs of the Board and the accomplishments and qualifications of any other candidates that the committee might be considering. The committee's evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the Board may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

Executive Sessions of Non-Management Directors

        In order to promote discussion among the non-management directors, regularly scheduled executive sessions (i.e., meetings of non-management directors without management present) are held to review such topics as the non-management directors determine. Mr. Regan, our Lead Independent Director, presides at our executive sessions. The non-management directors met in executive session 11 times during fiscal year 2016.

Communications with the Board of Directors

        The Board has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member (or all members) of the Board, any Board committee or any chair of any such committee by mail or electronically. To communicate with the Board of Directors, the non-management directors, a committee of directors or any individual directors, including our Lead Independent Director, correspondence should be addressed to the Board of Directors or any such individual directors or committee of directors by either name or title. All such correspondence should be sent to Rite Aid Corporation, c/o Secretary, P.O. Box 3165, Harrisburg, Pennsylvania 17105. To communicate with any of the directors electronically, stockholders should go to our website at www.riteaid.com. Under the headings "Corporate Info—Governance—Board of Directors—Contact the Board of Directors" you will find an on-line form, as well as an email address, that may be used for writing an electronic message to the Board, the non-management directors, any individual directors, or any committee of directors. Please follow the instructions on the website in order to send your message.

        All communications received as set forth above will be opened by the Secretary for the purpose of determining whether the contents represent a message to the directors, and depending on the facts and circumstances outlined in the communication, will be distributed to the Board, the non-management directors, an individual director or committee of directors, as appropriate. The Secretary will make sufficient copies of the contents to send to each director who is a member of the Board or of the committee to which the envelope or e-mail is addressed.

Directors' Attendance at Board, Committee and Annual Meetings

        The Board of Directors held 15 meetings during fiscal year 2016. Each incumbent director attended at least 75% of the aggregate of the meetings of the Board of Directors and meetings held by all committees on which such director served, during the period for which such director served.

        It is our policy that directors are invited and encouraged to attend the annual meeting of stockholders. All nine of our nine directors serving on the Board or nominated to serve on the Board at the time of the meeting attended the 2015 Annual Meeting of Stockholders.

Directors' Compensation

        Each non-management director receives an annual payment of $100,000 in cash, payable quarterly in arrears. In addition, (i) the Lead Independent Director receives an additional annual payment of $25,000; (ii) the Chair of the Audit Committee receives an additional annual payment of $20,000; (iii) the Chairs of the Compensation Committee and the Nominating and Governance Committee each receive an additional annual payment of $10,000; and (iv) each member of the Audit Committee (other than the Chair) receives an additional annual payment of $10,000. Non-management directors also received an annual award of restricted stock or restricted stock units valued at $120,000. The annual grant vests 80% on the first anniversary of the grant and 10% on each of the second and third anniversaries of the grant. Directors who are officers and/or Rite Aid associates receive no separate compensation for service as directors or committee members. Directors are reimbursed for travel and lodging expenses associated with attending Board of Directors and Board committee meetings.

        Non-management directors are subject to our Stock Ownership Guidelines discussed on pages 39-40.

DIRECTOR COMPENSATION TABLE FOR FISCAL YEAR 2016

        The following Director Compensation Table sets forth fees, awards and other compensation paid to or earned by our non-management directors who served during the fiscal year ended February 27, 2016:

Name	Fees Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change In Nonqualified Deferred Compensation ($)	All Other Compensation ($)	Total ($)
Joseph B. Anderson, Jr.	110,000	120,000	—	—	—	—	230,000
Bruce G. Bodaken	100,000	120,000	—	—	—	—	220,000
David R. Jessick	120,000	120,000	—	—	—	—	240,000
Kevin E. Lofton	110,000	120,000	—	—	—	—	230,000
Myrtle S. Potter	100,000	120,000	—	—	—	—	220,000
Michael N. Regan	135,000	120,000	—	—	—	—	255,000
Frank A. Savage	50,000	120,000	—	—	—	—	170,000
Marcy Syms	110,000	120,000	—	—	—	—	230,000

(1)
Represents the grant date fair value of awards in fiscal year 2016 in accordance with FASB ASC Topic 718. For information regarding the assumptions used in determining the fair value of an award, please refer to Note 16 to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended February 27, 2016. We recognize expense ratably over the three-year vesting period.

(2)
The number of unvested restricted stock units outstanding as of February 27, 2016 for each individual who served as a non-management director during fiscal year 2016 is detailed in the table below.

Name	Grant Date	Number of Stock Awards (#)
Joseph B. Anderson, Jr.	June 20, 2013	3,125
	June 19, 2014	3,342
	June 25, 2015	13,825
Bruce G. Bodaken	June 20, 2013	3,125
	June 19, 2014	3,342
	June 25, 2015	13,825
David R. Jessick	June 20, 2013	3,125
	June 19, 2014	3,342
	June 25, 2015	13,825
Kevin E. Lofton	November 8, 2013	1,104
	June 19, 2014	3,342
	June 25, 2015	13,825
Myrtle S. Potter	November 29, 2013	895
	June 19, 2014	3,342
	June 25, 2015	13,825
Michael N. Regan	June 20, 2013	3,125
	June 19, 2014	3,342
	June 25, 2015	13,825
Frank A. Savage	June 25, 2015	13,825
Marcy Syms	June 20, 2013	3,125
	June 19, 2014	3,342
	June 25, 2015	13,825
(3)
The number of unexercised options outstanding as of February 27, 2016 for each individual who served as a non-management director during fiscal year 2016 is detailed in the table below.

Name	Grant Date	Exercise Price($)	Outstanding(#)	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable
Joseph B. Anderson, Jr.	6/27/2007	6.15	50,000	50,000	—
Bruce G. Bodaken	—	—	—	—	—
David R. Jessick	—	—	—	—	—
Kevin E. Lofton	—	—	—	—	—
Myrtle S. Potter	—	—	—	—	—
Michael N. Regan	6/27/2007	6.15	100,000	100,000	—
Frank A. Savage	—	—	—	—	—
Marcy Syms	6/27/2007	6.15	50,000	50,000	—

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The accounting firm of Deloitte & Touche LLP ("Deloitte & Touche") has been selected as the independent registered public accounting firm for the Company for the fiscal year ending February 25, 2017. Deloitte & Touche has audited the accounts and records of Rite Aid and its subsidiaries since 2000. Although the selection of accounting firms does not require ratification, the Board of Directors has directed that the appointment of Deloitte & Touche be submitted to the stockholders for ratification due to the significance of their appointment by the Company. If the stockholders do not ratify the appointment of Deloitte & Touche, the Audit Committee will consider the appointment of another independent registered public accounting firm. A representative of Deloitte & Touche will be present at the Annual Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR"
THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2017.

 PROPOSAL NO. 3

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

        In accordance with the requirements of Section 14A of the Exchange Act, we are including in this proxy statement a resolution, subject to stockholder vote, to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers (as defined in the section entitled "Executive Compensation—Compensation Discussion and Analysis").

        Prior to voting, stockholders may wish to carefully review our discussion of the compensation of our Named Executive Officers, as presented in the Compensation Discussion and Analysis, tables and narrative disclosure, on pages 25-40, as well as the discussion regarding the Compensation Committee on pages 15-16.

        The Company's primary compensation goals for our Named Executive Officers are to attract, motivate and retain the most talented and dedicated executives and to align the interests of our Named Executive Officers with the interests of our stockholders. The Company's compensation programs are designed to reward our Named Executive Officers for the achievement of annual and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. The Company encourages stockholders to review the executive compensation disclosure in the Compensation Discussion and Analysis section and executive compensation tables in this proxy statement for complete details of how its compensation policies and procedures for its Named Executive Officers operate and are designed to achieve the Company's compensation objectives.

        We believe that the Company's compensation programs for its Named Executive Officers have been effective at promoting the achievement of positive results, appropriately aligning pay and performance and in enabling the Company to attract and retain very talented executives within our industry, while at the same time avoiding the encouragement of unnecessary or excessive risk taking.

        We are asking our stockholders to indicate their support for the compensation of our Named Executive Officers as described in this proxy statement. This proposal, commonly known as a "say-on-pay" proposal, gives you as a stockholder the opportunity to express your views on our fiscal year 2016 compensation for our Named Executive Officers. This vote is not intended to address any specific item of compensation; rather, the vote relates to the overall compensation of our Named Executive Officers as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

        Accordingly, the following resolution is submitted for a stockholder vote at the Annual Meeting:

  "RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the Company's named executive officers, as disclosed in the Company's Proxy Statement for the 2016 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion."

        Although this is an advisory vote which will not be binding on the Compensation Committee or the Board, the Compensation Committee and the Board will carefully review the results of the stockholder vote. The Compensation Committee will consider stockholders' concerns and take them into account in future determinations concerning compensation of its Named Executive Officers. The Board therefore recommends that you indicate your support for the compensation of the Company's Named Executive Offices in fiscal year 2016, as outlined in the above resolution.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR"
THE APPROVAL OF THE COMPENSATION OF ITS NAMED EXECUTIVE OFFICERS,
AS DISCLOSED IN THIS PROXY STATEMENT.

 EXECUTIVE OFFICERS

        Officers are appointed annually by the Board of Directors and serve at the discretion of the Board of Directors. Set forth below is information as of April 26, 2016 regarding the current executive officers of Rite Aid.

Name	Age	Position with Rite Aid
John T. Standley(1)	53	Chairman and Chief Executive Officer
Kenneth A. Martindale	56	President of Rite Aid Corporation and CEO of Rite Aid Stores
Darren W. Karst	56	Senior Executive Vice President, Chief Financial Officer and Chief Administrative Officer
Dedra N. Castle	49	Executive Vice President, Chief Human Resources Officer
Enio Anthony Montini, Jr.	63	Executive Vice President, Merchandising & Distribution
Jocelyn Konrad	46	Executive Vice President, Pharmacy
Bryan Everett	43	Executive Vice President, Store Operations
David Abelman	56	Executive Vice President, Marketing
Douglas E. Donley	53	Senior Vice President and Chief Accounting Officer

(1)
Mr. Standley's biographical information is provided above in the section identifying the Board of Directors.

        Kenneth A. Martindale.    Mr. Martindale was appointed CEO of Rite Aid Stores effective August 3, 2015. Mr. Martindale continues to serve as President, the title he has held since June 2013. He has previously served as Rite Aid's Chief Operating Officer since June 2010. From December 2008 until June 2010, he served as Rite Aid's Senior Executive Vice President and Chief Merchandising, Marketing and Logistics Officer. Mr. Martindale served as Co-President, Chief Merchandising and Marketing Officer for Pathmark Stores, Inc. from January 2006 until its acquisition by the Great Atlantic & Pacific Tea Company in December 2007. In January 2000, Mr. Martindale joined the Board of Directors of Intesource, Inc.; became Chairman of the Board in March 2004; and served as President, Chief Executive Officer and Chairman of the Board from November 2004 until January 2006. From September 1999 until November 2004, Mr. Martindale was Principal of Martindale Development Group, L.L.C. From September 1999 until July 2003, Mr. Martindale was Managing Director/CEO of Orchard Street, Inc., a privately held specialty food retailer which he founded and owned. Mr. Martindale was Executive Vice President of Sales and Procurement with Fred Meyer, Inc. from January 1998 until September 1999 and was Senior Vice President of Sales and Procurement with Smith's Food & Drug Centers, Inc. from June 1996 until January 1998. Mr. Martindale currently serves on the Board of Directors of the National Association of Chain Drug Stores.

        Darren W. Karst.    Mr. Karst was appointed Senior Executive Vice President, Chief Financial Officer and Chief Administrative Officer effective October 25, 2015. Prior to this appointment, Mr. Karst served as Executive Vice President and Chief Financial Officer since August 20, 2014. Prior to joining Rite Aid, from 2002 until 2014, Mr. Karst served as Executive Vice President, Chief Financial Officer and Assistant Secretary with Roundy's, Inc., a Wisconsin-based supermarket chain. From March 1995 until March 1996, Mr. Karst served as Senior Vice President, Chief Financial Officer, Secretary and Director of Dominick's Supermarkets, Inc. and from March 1996 until the acquisition of Dominick's by Safeway in 1998, Mr. Karst served as Executive Vice President, Finance and Administration, Chief Financial Officer, Secretary and Director. Mr. Karst was a partner at the Yucaipa Companies, a private equity investment firm, from 1991 to 2002.

        Dedra N. Castle.    Ms. Castle has served as our Executive Vice President, Chief Human Resources Officer since March 24, 2014. Prior to joining Rite Aid, from 2012 until 2014, Ms. Castle was a founding member and managing partner of Castle Partners, LLC, a human resources management services firm, and Level Mediation, LLC, a multi-state mediation firm. From 2008 until 2012, Ms. Castle worked for the Sam's Club Division of Wal-Mart Stores, Inc., where she served as the Vice President of Club/Field Support, People, Inclusion, Diversity and Policy. Prior to joining Sam's Club, she held senior human resources positions at Winn-Dixie Stores, Inc. and Auto Zone Stores, Inc.

        Enio Anthony Montini, Jr.    Mr. Montini was appointed Executive Vice President, Merchandising & Distribution effective August 2015. Prior to this position, he served as Executive Vice President, Merchandising since April 2011, and from February 2010 to April 2011, he served as Senior Vice President, Category Management. From February 2008 until January 2010 he served as Executive Vice President, Chief Operating Officer with MARC USA, a privately held company. From February 2005 until January 2008, Mr. Montini was Senior Vice President of Operations with MARC USA and from September 2004 until January 2005, he served as Senior Vice President, Channel Marketing with MARC USA.

        Jocelyn Konrad.    Ms. Konrad was appointed Executive Vice President, Pharmacy effective August 3, 2015. Prior positions at Rite Aid include Regional Pharmacy Vice President, President of Healthcare Initiatives and most recently, Group Vice President of Pharmacy Initiatives and Clinical Services. Prior to joining Rite Aid, Ms. Konrad served as a District Manager for Eckerd Pharmacy from 1997 through 2007. From 1992 to 1997, she served as a pharmacist for Thrift Drug Pharmacy. Ms. Konrad is a registered pharmacist and holds a Bachelor of Science degree from Philadelphia College of Pharmacy and Science.

        Bryan Everett.    Mr. Everett was appointed Executive Vice President of Store Operations effective August 3, 2015. Previously, Mr. Everett served as the Senior Vice President of Store Operations at Target Corporation overseeing the support functions and strategy for all stores. From February 2011 to March 2014, Mr. Everett served as the Senior Vice President of Target stores in the north region, with responsibility for total operations of 457 stores. Mr. Everett held multiple senior leadership positions in stores, operations and merchandising at Target since 2002. Prior to joining Target, Mr. Everett held leadership positions in the grocery industry with Aldi Foods and Fleming Wholesale.

        David Abelman.    Mr. Abelman was appointed Executive Vice President of Marketing effective August 3, 2015. Prior to this position, he served as our Senior Vice President of Brand Development & Innovation since April 2014. Prior to joining Rite Aid, Mr. Abelman was CEO and co-founder of Self Health Nation. Mr. Abelman also served as Executive Vice President and Chief Marketing & Merchandising Officer at AC Moore from May 2009 through December 2011 and Senior Vice President of Marketing for Michael's from August 2005 through December 2007. He has also held senior marketing positions at Office Depot, Daymon Associates and the Great Atlantic & Pacific Tea Company.

        Douglas E. Donley. Mr.    Donley has served as our Senior Vice President, Chief Accounting Officer since October 2005. He had been Group Vice President, Corporate Controller from 1999 to October 2005. Mr. Donley served as the acting principal financial officer of the Company from October 7 to October 8, 2008, and as a financial analyst for the Company from 1996 to 1999. He was an internal auditor for Harsco Corporation from 1994 to 1996. Prior to joining Harsco, he was an auditor for KPMG Peat Marwick.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

        We encourage you to read this Compensation Discussion and Analysis for a detailed discussion and analysis of our fiscal year 2016 executive compensation program for the individuals named below. We refer to these individuals throughout this Compensation Discussion and Analysis and the accompanying tables as our "Named Executive Officers."

Name	Title
John T. Standley	Chairman and Chief Executive Officer
Kenneth A. Martindale	President of Rite Aid Corporation and CEO of Rite Aid Stores
Darren W. Karst	Senior Executive Vice President, Chief Financial Officer and Chief Administrative Officer
Enio Anthony Montini, Jr.	Executive Vice President, Merchandising & Distribution
Dedra N. Castle	Executive Vice President, Chief Human Resources Officer
Frank G. Vitrano	Chief Strategic Business Development Officer
Robert K. Thompson	Special Advisor to President of Rite Aid Corporation

Executive Summary

  Our Company.

        Rite Aid Corporation is the third largest retail drugstore chain in the United States based on revenues and number of stores, operating 4,561 stores as of February 27, 2016 in 31 states and the District of Columbia. In fiscal 2016 we acquired EnvisionRx, a Pharmacy Benefit Management (PBM) provider, as we continued our transition into a retail health care company. Our goals are to consistently understand and exceed the expectations of our customers by providing them with the best products, services and advice to meet their unique needs, thereby allowing us to meet our key business objectives and ultimately provide sustainable long-term value to our stockholders.

        We believe that accomplishing these goals starts with our ability to attract, retain and appropriately motivate executive officers who have the knowledge, experience and leadership ability to manage our business and promote a culture of teamwork and development that inspires each and every one of our associates to give their best effort every day.

        We feel that we have assembled a very strong team of executives, which has in turn resulted in our ability to attract and retain highly talented individuals at all levels of the organization who are committed to our core values of excellence, integrity and respect for people and have the ability to execute our strategic and operational priorities. This combination of strong executive leadership and highly talented and motivated team-driven associates played a key role in our strong financial performance in fiscal year 2016, as described below.

  Our Fiscal Year 2016 Performance.

        We had a successful year in fiscal year 2016, as evidenced by our strong performance in the key areas described below:

  •
  Our Adjusted EBITDA, which is a key measure we use to assess our performance, was $1,402 million compared to $1,323 million for fiscal year 2015. See the discussion under the caption "Cash Incentive Bonuses" below for more detail on how we calculate Adjusted

    EBITDA. See Appendix A for a reconciliation of our Adjusted EBITDA, which is a non-GAAP measure, to net income under GAAP.

  •
  Our leverage ratio, which measures how efficiently we use our available capital, was 4.87 when adjusted for a full year of EnvisionRx EBITDA. This was an increase to our fiscal year 2015 leverage ratio of 4.27 as a result of the additional debt incurred to acquire EnvisionRx. Our actual leverage ratio was better than our target of 4.99 when adjusted for a full year of EnvisionRx EBITDA (note that lower leverage ratios represent better performance).

  •
  We continued to strategically deploy our capital with the acquisition of EnvisionRx and the completion of over 400 remodeled stores.

  •
  Rite Aid had revenues of $30.7 billion compared to revenues of $26.5 billion in the prior year, an increase of $4.2 billion or 15.9 percent. Retail Pharmacy Segment revenues were $26.9 billion and increased 1.3 percent compared to the prior year primarily as a result of an increase in same store sales. Pharmacy Services Segment revenues were $4.1 billion from the date of the acquisition of EnvisionRx, which was June 24, 2015, through the end of the fiscal year.

  •
  Our stock price remained relatively unchanged from the beginning of fiscal year 2016 to the end of fiscal year 2016. Our stock price has increased over 20% since the beginning of fiscal year 2014. We have entered into a merger agreement with Walgreens Boots Alliance that will result in our shareholders receiving $9.00 per share upon completion of the transaction. We believe this shareholder value was a direct result of our consistent performance over those fiscal years.

  •
  We had adjusted net income of $241.0 million, or $0.23 per diluted share compared to last year's adjusted net income of $273.0 million or $0.27 per diluted share. This decline in adjusted net income resulted primarily from increased interest expense incurred in connection with the company's acquisition of EnvisionRx and higher depreciation expense related to an increase in capital spending, partially offset by an increase in adjusted EBITDA. See Appendix A for a reconciliation of our adjusted net income and adjusted net income per diluted share, which are non-GAAP measures, to net income under GAAP.

  Our Executive Compensation Philosophy.

        We believe strongly that pay should align with performance and this focus is reflected in our executive compensation programs. We seek to provide our Named Executive Officers with opportunities to earn total direct compensation (base salary, annual incentives, and long-term incentives) that are generally aligned with compensation levels provided to peer company executives and executives within similarly-sized retailers more broadly.

        Because of our desire to reinforce a performance-based culture, the Company emphasizes a pay mix that is comprised primarily of variable pay. As a result, base salary makes up the smallest portion of total direct compensation for the Named Executive Officers, with variable pay in the form of annual and long-term incentives comprising the remaining portion. The mix varies by position, taking into account each position's ability to influence Company results, as well as competitive practice. See page 31 for a graphical representation of pay mix by executive.

  Consideration of Stockholder Votes on Executive Compensation.

        In June 2011, our stockholders voted to hold an advisory vote on executive compensation every year. Consistent with that vote, the Board resolved to hold an advisory "say-on-pay" vote every year in connection with its annual meeting of stockholders. At our 2015 Annual Meeting approximately 95% of shares voting on the proposal approved the compensation of our Named Executive Officers on a non-binding, advisory basis. As a result of the overwhelming support of our stockholders in respect of the say-on-pay vote conducted at our 2015 Annual Meeting, the Compensation Committee determined that no material changes should be made to our executive compensation program for our Named Executive Officers in fiscal year 2016. Additionally, the 2015 advisory stockholder proposal on vesting performance awards, which received support of a majority of votes cast at the 2015 annual meeting, has been substantially implemented as a result of the Agreement and Plan of Merger with Walgreens Boots Alliance. At our 2016 special shareholder meeting, 89% of votes cast by our stockholders approved, by means of non-binding, advisory vote, compensation that will or may become payable by Rite Aid to its named executive officers in connection with the Merger (as defined below). As in the past, the Compensation Committee will continue to review the results of future advisory say-on-pay votes and will consider stockholders' concerns and take them into account in future determinations concerning the compensation of our Named Executive Officers.

  Our Fiscal Year 2016 Pay Decisions.

        We used Adjusted EBITDA as the primary financial metric in our annual incentive plan and long-term performance awards in fiscal year 2016. We believe this was appropriate because EBITDA growth has historically shown a strong positive correlation with three-year and five-year total stockholder return for Rite Aid and its peer group, and that it represented the best indicator of Rite Aid's operating performance based on our financial situation and corporate structure. With respect to long-term performance awards, the Compensation Committee replaced the leverage ratio with a return on net asset ratio as the performance metric over the three year performance period. The Compensation Committee believes that return on net assets is a key indicator of our corporate performance, as it measures how efficiently and effectively we deploy our assets (return on net assets) and focuses management on the need to improve the Company's financial condition over time. Additionally, with respect to our executive officers, including our Named Executive Officers, the Compensation Committee included a provision subjecting the long-term performance award to positive or negative modification based on our relative stockholder return versus the Russell 3000 Index over the three-year measuring period.

        As discussed above, our Adjusted EBITDA for fiscal year 2016 was $1,402 million which was above our adjusted annual plan target of $1,385 million. We originally established an Adjusted EBITDA performance target of $1,285 million for fiscal year 2016. This original plan target of $1,285 million was subsequently adjusted upward to include the impact of the projected EBITDA results of EnvisionRx, which was acquired after the Adjusted EBITDA target for the fiscal year was first established. Based on performance against the adjusted goal, and as described in more detail below under "Cash Incentive Bonuses," we paid annual incentives to our Named Executive Officers at 112% of target level.

        The performance targets for the long-term incentive awards granted to our Named Executive Officers in the form of performance stock in fiscal year 2016 are discussed in detail below. See "Components of Executive Compensation for Fiscal Year 2016—Long-Term Incentive Program, Performance Awards" on pages 34-37. Pursuant to the Agreement and Plan of Merger that was entered into on October 27, 2015, performance awards that are granted after that date will not provide for accelerated vesting in connection with a change in control, and the pending merger will not constitute the first trigger in connection with any "double trigger" vesting provisions. As a result, the 2015 advisory stockholder proposal on acceleration on vesting of performance awards, which received the support of a majority of votes cast at the 2015 annual meeting, has been substantially implemented.

Objectives of Our Executive Compensation Program

        All of our executive compensation and benefits programs are within the purview of the Compensation Committee, which bases these programs on the same objectives that guide the Company in establishing all of its compensation programs. The Compensation Committee also administers the Company's equity incentive compensation plans. In establishing or approving the compensation of our

Named Executive Officers in any given year, the Compensation Committee is generally guided by the following objectives:

  •
  Compensation should be based on the level of job responsibility, individual performance, and corporate performance, and should foster the long-term focus required for success in the retail drugstore industry. As associates progress to higher levels in the organization, an increasing proportion of their pay is linked to Company performance and stockholder returns and to longer-term performance because they are in a position to have greater influence on longer-term results.

  •
  Compensation should reflect the value of the job in the marketplace. To attract and retain a highly skilled, diverse work force, we must remain competitive with the pay of other employers who compete with us for talent.

  •
  Compensation should reward performance. Our programs should deliver compensation that is related to our corporate performance. Where corporate performance falls short of expectations, the programs should deliver lower-tier compensation. In addition, the objectives of pay-for-performance and retention must be balanced. Even in periods of temporary downturns in overall corporate performance, the programs should continue to ensure that successful, high-achieving associates will remain motivated and committed to the Company to support the stability and future needs of the Company.

  •
  To be effective, performance-based compensation programs should enable associates to easily understand how their efforts can affect their pay, both directly through individual performance accomplishments and indirectly through contributing to the Company's achievement of its strategic and operational goals.

  •
  Compensation and benefit programs should reward performance relative to consistent measures and goals at all levels of the organization. While the programs and individual pay levels will always reflect differences in job responsibilities, geographies, and marketplace considerations, the overall structure of compensation and benefit programs should be broadly similar across the organization.

  •
  Compensation and benefit programs should attract associates who are interested in a career at Rite Aid.

The Compensation Committee's Processes

        The Compensation Committee has established a number of processes to assist it in ensuring that the Company's executive compensation program is achieving its objectives. Among those are:

        Assessment of Company performance.    The Compensation Committee uses Company performance measures in two ways. First, in assessing the linkage between actual total compensation and performance, the Compensation Committee considers various measures of Company and industry performance, such as comparable store sales growth, EBITDA growth, return on sales, debt leverage ratios, return on average invested capital and assets and total stockholder return. In determining performance relative to the Company's peer group (as discussed further below), the Compensation Committee does not apply a formula or assign these performance measures relative weights. Instead, it makes a subjective determination after considering such measures collectively. Second, as described in more detail below, the Compensation Committee has established specific Company target incentive/award levels and performance measures that determine the size of payouts under the Company's two formula-based incentive programs—the cash incentive bonus program and performance awards granted under the Company's long-term incentive program.

        Assessment of competitive compensation levels.    The Compensation Committee, with the help of its independent compensation consultant Exequity LLP, assesses the Company's programs relative to a peer group of retail organizations and published survey data. The peer group was originally approved by the Compensation Committee in January 2015 after a comprehensive review. Because the Company has a limited number of publicly-traded direct competitors and because pharmacy sales (which account for over two-thirds of the Company's revenue) are governed by third-party contracts, we reviewed potential peers relative to multiple criteria including:

  •
  Competitors for executive talent such as grocery store chains, discount department stores, pharmacy benefits managers, and companies engaged in pharmaceutical distribution;

  •
  Competitors for investment capital such as companies considered peers by financial analysts, companies with a similar capital structure or companies whose stock price movement correlated most directly with Rite Aid;

  •
  Companies with which Rite Aid competes for customers that have pharmacy operations or offer similar merchandise as Rite Aid; and

  •
  Companies of similar size based on revenue as well as enterprise value.

The resulting peer companies, which are considered to be the best representation of our target labor market, are listed below.

Fiscal Year 2016 Peer Group

Peer Company	Revenues ($ Millions)
CVS Caremark Corp.	143,010
AmerisourceBergen Corp.	128,195
Walgreen Co.	84,585
The Home Depot, Inc.	83,176
Target Corp.	72,618
Lowe's Companies, Inc.	56,223
Sears Holdings Corp.	31,198
The TJX Companies, Inc.	29,078
Macy's, Inc.	28,105
Staples Inc.	22,492
Catamaran Corporation	22,647
Dollar General Corp.	18,910
Supervalu Inc.	17,820
Office Depot Inc.	15,619
Whole Foods Market, Inc.	14,952
J.C. Penney Company, Inc.	12,257
Family Dollar Stores, Inc.	10,628
Dollar Tree, Inc.	8,602

Note:
Revenue reflects trailing 12 month data through February 2015 as available per Standard & Poor's Research Insight.

        The Compensation Committee compares the compensation levels of Rite Aid's Named Executive Officers to peer company compensation levels in the aggregate, and also compares the pay of individual executives if the jobs are sufficiently similar to make the comparison meaningful.

        In addition to the peer group data, the Compensation Committee reviews market data based on specific functional responsibility for each executive from published survey data. The survey analysis targets data from similarly-sized retail organizations based on each executive's functional responsibility. The surveys used in the analysis include Mercer's Global Premium Executive Remuneration Suite and Towers Watson's Survey Report on Top Management Compensation.

        The Compensation Committee uses the peer group and survey data primarily to ensure that the executive compensation program as a whole is competitive, meaning generally within 25% of the median range of comparative pay of the market when Rite Aid achieves the targeted performance levels. The Compensation Committee further designed the incentive plans in such a way that executives can earn above competitive levels for superior performance and below competitive levels if performance is below expectations. The Compensation Committee assesses overall alignment of the compensation program rather than benchmarking a specific target position with consideration of factors such as Company and individual performance, how executive roles function within Rite Aid, concerns about executive retention, and availability of equity compensation. The Compensation Committee assesses Rite Aid's performance relative to its peer group on both a one- and three-year basis and observed alignment of performance with actual total direct compensation levels for the executives in the aggregate.

        In fiscal year 2016, management engaged Mercer, a compensation consultant, to provide management with compensation information for certain executive officers. Pursuant to the terms of its retention, Mercer reported directly to management, and not to the Compensation Committee, although the Compensation Committee did review recommendations and analysis prepared by management and Mercer in determining fiscal year 2016 compensation for the Named Executive Officers.

        Total compensation review.    The Compensation Committee reviews each executive's base pay, annual bonus, and long-term incentives annually with the guidance of the Compensation Committee's independent compensation consultant. Following the fiscal year 2016 review, the Compensation Committee determined that the target level and components of compensation for fiscal year 2016 were reasonable in the aggregate.

Components of Executive Compensation for Fiscal Year 2016

        For fiscal year 2016, the compensation program for our Named Executive Officers consisted of four primary components: (i) base salary, (ii) a cash incentive bonus opportunity under the Company's annual incentive bonus plan, (iii) long-term incentives consisting of stock options, restricted stock and performance units and (iv) a benefits package, including a Supplemental Executive Retirement Program ("SERP"). A significant portion of total compensation is variable, i.e., subject to performance and is comprised of target annual incentives and target long-term incentives.

        The Compensation Committee believes that this program appropriately balances the mix of cash and equity compensation, the mix of currently-paid and longer-term compensation, and the security of base benefits in a way that best furthers the compensation objectives discussed above. The chart below shows the overall mix of base salary, target annual incentives, target long-term incentives, and contributions under the SERP for Messrs. Standley, Martindale, Karst and Montini and Ms. Castle.

Target Total Remuneration(1)(2)
Compensation Component as a % of Total Remuneration for Fiscal Year 2016

(1)
Target Total Remuneration represents the sum of base salary, target annual incentives, target long-term incentives, and SERP contributions. Value of broad-based benefits provided to all employees and components of other compensation (except the SERP) have been excluded.

(2)
The special awards granted to Messrs. Standley and Martindale, described below under "Performance Awards," are not included in Target Total Remuneration.

Base Salary

        Base salary is one element of an executive's annual cash compensation during employment. The value of base salary reflects the executive's long-term performance, skill set and the market value of that skill set. In setting base salaries for fiscal year 2016, the Compensation Committee considered the following factors:

        Pay levels at comparable companies.    As noted above, the Compensation Committee uses the peer group data to test for the reasonableness and competitiveness of base salaries, but it also exercised subjective judgment in view of the Company's compensation objectives.

        Internal relativity.    Meaning the relative pay differences for different job levels.

        Individual performance.    Except for increases associated with promotions or increased responsibility, increases in base salary for executives from year to year are generally limited to minimal adjustments to reflect individual performance.

        Consideration of the mix of overall compensation.    Consistent with our compensation objectives, as executives progress to higher levels in the organization, a greater proportion of overall compensation is directly linked to Company performance and stockholder returns. Mr. Standley's overall compensation, for example, is more heavily weighted toward short- and long-term incentive compensation (approximately 85% in the aggregate as shown in the bar chart above) than that of the other Named Executive Officers.

        The Compensation Committee reviewed the Named Executive Officers' base salaries in June of fiscal year 2016 and considered the principles described above under "The Compensation Committee's Processes" in establishing Named Executive Officers' base salaries for the fiscal year. As reflected in the table below, based on the anticipated business challenges, the Compensation Committee approved management's proposal to not provide a salary increase for the Named Executive Officers in fiscal year 2016 other than in respect of salary adjustments related to Mr. Montini's promotion on August 7, 2015. The Compensation Committee also approved salary adjustments, shown below, to reflect the change in the roles of Messrs. Vitrano and Thompson in October and January, respectively. See the section entitled "Other Post-Employment and Change in Control Benefits; Removal of Excise Tax Gross Ups" for a description of Mr. Montini's promotion and the change in roles of Messrs. Vitrano and Thompson.

Executive	Base Salary at End of FY 2016	Increase or Change from Prior Fiscal Year	Rationale
John T. Standley	$1,150,000	—	—
Kenneth A. Martindale	$900,000	—	—
Darren W. Karst	$790,000	—	—
Enio Anthony Montini, Jr.	$460,000	5.2%	Promotion
Dedra N. Castle	$425,000	—	—
Frank G. Vitrano	$500,000	–40.8%	Change in position
Robert K. Thompson	$250,000	–50.0%	Change in position

Cash Incentive Bonuses

        The Company established an annual incentive plan in order to incentivize the Named Executive Officers to meet the Company's Adjusted EBITDA target for fiscal year 2016. The Compensation Committee establishes a target percentage of salary for each participant at the beginning of the fiscal year and approves the financial goals required for the Company to pay an award. Payouts for the Named Executive Officers are then determined by the Company's financial results for the year relative to the predetermined performance measures. As shown in the Summary Compensation Table under "Non-Equity Incentive Plan Compensation," incentives were paid to Named Executive Officers for fiscal year 2016 performance.

        Bonus targets.    Targets for each Named Executive Officer were determined based on job responsibilities, internal relativity, and peer group and survey data. The Compensation Committee's objective was to set bonus targets such that total annual cash compensation (including base salary and annual incentive assuming a target payout) was generally aligned with the market with a substantial portion of that compensation linked to corporate performance. Consistent with our executive compensation philosophy, individuals with greater job responsibilities had a greater proportion of their total cash compensation tied to Company performance through the incentive plan. The Compensation Committee, as a result, established the following targets for fiscal year 2016 (expressed as a percentage of base salary, including a weighted percentage for Messrs. Karst, Vitrano, and Thompson due to changes in position during the fiscal year):

Annual Incentive Opportunity

Executive	Threshold Payout (as a % of Salary)	Target Payout (as a % of Salary)	Maximum Payout (as a % of Salary)
John T. Standley	200%	200%	400%
Kenneth A. Martindale	150%	150%	300%
Darren W. Karst	104%	104%	208%
Enio Anthony Montini, Jr.	75%	75%	150%
Dedra N. Castle	75%	75%	150%
Frank G. Vitrano	107%	107%	214%
Robert K. Thompson	62.5%	62.5%	125%

        Company performance measures.    The Compensation Committee established the following Company performance goal, which applied to all plan participants, in February 2015:

Fiscal Year 2016 Annual Incentive Plan Performance Goal

Performance Level	Adjusted EBITDA Goal (millions)
Threshold	$1,385
Target	$1,385
Maximum	$1,524

        The Compensation Committee believes that using Adjusted EBITDA as the measure for the annual incentive plan appropriately encourages officers, including the Named Executive Officers, to focus on improving operating results which ultimately drive stockholder value. EBITDA growth has historically shown a strong positive correlation with three-year and five-year total stockholder return for Rite Aid and its peer group. The majority of Rite Aid's peer companies use an EBITDA measure in their annual incentive plans. Based on Rite Aid's current financial situation and capital structure, the Committee believes that Adjusted EBITDA is the best indicator of Rite Aid's operating performance. The measure is tracked regularly, clearly understood by the officers, and the officers can impact the measure by taking actions to improve the operating performance of our stores. In addition, the Company regularly communicates Adjusted EBITDA to the investment community.

        Under the plan formula, payouts can range from 0% to 200% of bonus targets depending on Company performance. We originally established an Adjusted EBITDA performance target of $1,285 million for fiscal year 2016. Although this performance level was only slightly below our fiscal year 2015 performance of $1,323 million, we recognized the challenges within our target related to continued reimbursement rate pressure and more drug cost increases than normal, offset by the benefits of improved generic purchasing as a result of the new McKesson agreement. As a result of the performance target relationship to prior year, the Compensation Committee set a threshold level of performance equal to the target so that management was only rewarded for performance at or above target. Our original plan target of $1,285 million was subsequently adjusted upward to include the impact of the projected EBITDA results of EnvisionRx, which was acquired after the original target for the fiscal year was established. This adjustment was deemed necessary in order to ensure that annual incentive payments would be earned based on performance. The adjusted target level of Adjusted EBITDA of $1,385 million was based on our annual operating plan and was in line with guidance provided to the investment community.

        In fiscal year 2016, Rite Aid's actual Adjusted EBITDA was $1,402 million, which was above the target performance level, resulting in bonus payments at 112% of the target level. As discussed in greater detail in our Annual Report on Form 10-K, we define Adjusted EBITDA as net income excluding the impact of income taxes (and any corresponding adjustments to tax indemnification asset), interest expense, depreciation and amortization, LIFO adjustments, charges or credits for facility closing and impairment, inventory write-downs related to store closings, debt retirements and other items (including stock-based compensation expense, sale of assets and investments and revenue deferrals related to our customer loyalty program). We reference this particular non-GAAP financial measure not only as a basis for incentive compensation but also in our corporate decision-making because it provides supplemental information that facilitates internal comparisons to the historical operating performance of prior periods and external comparisons to competitors' historical operating performance.

Long-Term Incentive Program

        Long-term incentive target opportunity.    The purpose of the regular long-term incentive program is to support the long-term perspective necessary for continued success in our business and focus our Named Executive Officers on creating long-term, sustainable stockholder value. Our annual long-term incentive targets, at the date of grant (June 24, 2015), for each Named Executive Officer are shown below:

Long-Term Incentive Targets

Executive	Target (as a % of Salary)
John T. Standley	500%
Kenneth A. Martindale	400%
Darren W. Karst	200%
Enio Anthony Montini, Jr.	150%
Dedra N. Castle	150%
Frank G. Vitrano	220%
Robert K. Thompson	200%

        The Compensation Committee reviewed available peer group data and found that the design of the long-term incentive program is reasonably aligned with general retail industry market practice. Target grant values for individual executive officers were established based on individual performance and internal relativity. Consistent with the Company's compensation philosophy, executive officers at higher levels received a greater proportion of total pay in the form of long-term incentives. As a result of Messrs. Karst, Vitrano, and Thompson's changes in position, Mr. Karst's long-term incentive target will increase to 220% and Messrs. Vitrano and Thompson's will decrease to 75% and 0%, respectively, for future grants.

        Long-term incentive mix.    In fiscal year 2016 we used the following types of awards:

Vehicle	Proportion of 2016 Long-Term Incentive Target Opportunity	Purpose
Stock Options	40%	Provides a vehicle measured by stock price that rewards increases in stockholder value.
Performance Awards	35%	Links compensation to multi-year operating results on key measures tied to stockholder value creation.
Restricted Stock	25%	Supports retention and provides a vehicle with more stability and less risk. Aligns executive and stockholder interests and focuses executives on value creation.

        In determining the overall mix of long-term incentive vehicles, the following factors were considered:

  •
  Risk/reward tradeoffs:  Using multiple long-term incentive vehicles can balance the need for a strong performance-based program against risk to executives.

  •
  Performance measurement:  Using a combination of vehicles allows the Company to focus executives on both stock price appreciation and achievement of consistent operating results (as indicated by Adjusted EBITDA and other measures) which we believe leads to creation of value for stockholders.

  •
  Management of share usage and market practice:  Rite Aid considers market practice concerning both share usage and competitive long-term incentive levels. Rite Aid uses a stock-based performance vehicle which allows the delivery of a long-term incentive opportunity which is aligned with peer companies and retailers of similar size. The target LTI mix has been selected to align the maximum opportunity for executives and associates with our shareholder return.

        The Compensation Committee's process for setting grant dates is discussed below. Then, on the approval date, those values are converted to the equivalent number of shares based on the closing price of the Company's common stock on the date of approval for restricted shares and using the Black-Scholes valuation method for stock options. Performance awards are denominated in shares (1 unit = 1 share).

        Grant timing.    The Compensation Committee has a policy that annual long-term incentive awards (other than special or new hire grants) will be approved by the Committee once a year at its annual meeting held in connection with the annual stockholders meeting with a grant date equal to the later of the second business day after release of the Company's first quarter earnings or the date of approval. Grants are made to the Named Executive Officers at the same time as awards are made to all other associates as part of the annual grant process. Due to the first quarter 2016 earnings release being released one week prior to the annual meeting, the grant date for the fiscal year 2016 annual long term incentive awards is the date of the annual meeting.

        Special awards.    From time to time, the Company may make grants in addition to the annual equity grant including those to Named Executive Officers. Typically these grants include awards to new hires, promotional awards, or retention awards. Special awards can also be utilized to provide special performance incentives in connection with specific corporate or financial goals of the Company.

Performance Awards

        Performance awards granted to the Named Executive Officers under the regular long-term incentive program are in the form of units, which are denominated in a target number of shares and payable in Company stock if the designated Company performance goals are achieved over the prescribed performance period. Payouts can range from 0% to 250% of target. Performance awards are intended to align interests of executives with those of stockholders through the use of measures the Company believes drive its long-term success. Performance awards are normally granted annually and are structured as a targeted number of units based on the Company's achievement of specific performance levels with payout occurring after a three-year period.

        Prior to fiscal year 2015 performance awards were denominated in a target cash value and payable in cash if the designated Company performance goals are achieved over the prescribed performance period.

        For performance award grants, the Compensation Committee based 80% of the award on the achievement of Adjusted EBITDA goals and the remaining 20% on leverage ratio goals for fiscal years 2014 and 2015, and return on net assets for fiscal year 2016; in each case to be measured over three years respectively. In addition, the Compensation Committee also added a provision subjecting the award to modification based on our relative stockholder return versus the Russell 3000 Index over the respective three year measuring periods, which the Compensation Committee believes would further align the interests of our executives with those of our stockholders and add an additional incentive for them to create sustainable long-term value for the Company.

        2014-2016 Plan.    The 2014-2016 Plan is based 80% on the Adjusted EBITDA goals and 20% on leverage ratio goals to be determined over the three year performance period, as the Compensation Committee again determined that these goals appropriately balanced maximizing profitability and improving our financial condition through the reduction of debt leverage. In addition, in order to further align the interests of our executives with those of our stockholders and add an additional incentive for them to create sustainable long-term value for the Company, the Compensation Committee also determined to subject the award to modification based on our relative stockholder return versus the Russell 3000 Index over the three year measuring period. For fiscal years 2014 through 2016, performance has exceeded target levels for both measures. Cumulative Adjusted EBITDA was $4,075 million compared to a target of $3,860 million. The actual three-year average leverage ratio, adjusted for a full year of adjusted EnvisionRX EBITDA, was 4.60 compared to a target of 4.71 (note that lower leverage ratios represent better performance). Additionally, our stockholder return is performing in the top one-third of the Russell 3000 Index. Performance over the period resulted in an average cash payout of 165% of target unit value.

        2015-2017 Plan.    The 2015-2017 Plan is based 80% on the Adjusted EBITDA goals and 20% on leverage ratio goals to be determined over the three year performance period. In addition, in order to further align the interests of our executives with those of our stockholders and add an additional incentive for them to create sustainable long-term value for the Company, the Compensation Committee also determined to subject the award to modification based on our relative stockholder return versus the Russell 3000 Index over the three year measuring period. For fiscal years 2015 & 2016, performance is slightly lower than target for both levels. Adjusted EBITDA was $2,724 million compared to a target of $2,735 million. Actual leverage ratio was 4.57 compared to a target of 4.44 (note that lower leverage ratios represent better performance). Our stockholder return is performing in the top one-third of the Russell 3000 Index, which if sustained over the performance period would result in a positive modification of the awards.

        2016-2018 Plan.    The 2016-2018 Plan is based 80% on the Adjusted EBITDA goals and 20% on return on net asset goals to be determined over the three year performance period. The Compensation Committee set a three-year cumulative target for both metrics. In addition, in order to further align the interests of our executives with those of our stockholders and add an additional incentive for them to create sustainable long-term value for the Company, the Compensation Committee also determined to subject the award to modification based on our relative stockholder return versus the Russell 3000 Index over the three year measuring period.

        Special Performance Awards for Fiscal Year 2016.    On June 24, 2015, the Company granted special performance awards to Messrs. Standley and Martindale to assist with retention and provide focus on key performance components and business integration goals important to the success of the Company. The Committee identified that Mr. Standley's historical compensation has been below the median level of our peer group and survey data, and his leadership is critical to the success of our company, including the integration of EnvisionRx. The special award granted to Mr. Standley will vest on the earlier of June 24, 2017 or the date of the Company's 2017 Annual Meeting of Stockholders, subject to his continued employment through such date, based on the achievement of the successful integration of EnvisionRx and its business units into the Company. Mr. Standley's total compensation, including Mr. Standley's special award amortized over the vesting period, more closely aligns with the Company's positive performance relative to the peer group.

        The Committee recognized the importance of Mr. Martindale's role in leading our store operations through significant management changes, including executives in pharmacy, store operations, logistics and marketing. A special award was granted to Mr. Martindale to provide focus on delivery of company net income and to retain him over the three year measurement period. The special award granted to Mr. Martindale will vest on the earlier of the date of reporting of fiscal year 2018 results or the date of the Company's 2018 Annual Meeting of Stockholders, subject to his continued employment through such date, based on the achievement of cumulative adjusted net income criteria over the three year performance period. Mr. Martindale is eligible to receive 200% of the target number of shares awarded if the cumulative adjusted net income meets or exceeds 120% of the target level of performance. No portion of Mr. Martindale's special award will vest where the achievement is less than 80% of the target level of performance. See Footnote 6 to the Summary Compensation Table for additional information regarding the special performance awards.

Stock Options

        Stock options are intended to reward executives for value creation and they only have value if our stock price increases over time, which aligns the interests of our executives with our stockholders. The Company's ten-year options, granted at the market price on the date of grant, help focus executives on long-term growth. In addition, because options vest ratably over a four-year period, they are intended to help retain executives and keep them focused on long-term performance.

Restricted Stock

        Restricted stock grants are intended to support retention of executives and focus them on long-term performance because they generally vest over a multi-year period (three years or longer) and are tied to the value of our stock. The risk profile of restricted stock is aligned with stockholders as it can motivate executives to both increase and preserve stock price.

Post-Retirement Benefits

        Supplemental Executive Retirement Program.    Each of the Named Executive Officers receives benefits under a defined contribution supplemental executive retirement plan ("SERP"). Under the SERP, Rite Aid credits each participant with a specific sum to an individual account established for the participant, on a monthly basis while the participant is employed. The amount credited is equal to 2% of the executive officer's annual base compensation. The participants are able to select among a choice of earnings indexes, and their accounts are credited with earnings that mirror the investment results of such indexes. Participants vest in their accounts at the rate of 20% per year for each calendar year of participation in the SERP at a five-year rolling rate with the entire account balance for each participant vesting upon death or total disability of the participant, termination without cause during the 12-month period following a "change in control" of the Company as defined in the SERP or upon termination of employment at age 60 or greater with at least five years of participation in the SERP. SERP payments may be delayed due to certain tax rules or deferral elections made by the executive.

Other Post-Employment and Change in Control Benefits; Removal of Excise Tax Gross Ups

        To attract and retain highly skilled executives and to provide for certainty of rights and obligations, Rite Aid has historically provided employment agreements to its executive officers, including our Named Executive Officers. The terms of the employment agreements are described in more detail under the caption "Executive Employment Agreements." Additional information regarding the severance and change in control benefits provided under the employment agreements is described under the section entitled "Executive Compensation—Potential Payments Upon Termination or Change in Control."

        During fiscal year 2016, Rite Aid, upon the recommendation of the Compensation Committee, approved a change in role and related amendments to the employment agreement with Mr. Vitrano, who previously served as Rite Aid's Senior Executive Vice President and Chief Administrative Officer and now serves as Chief Strategic Business Development Officer. Pursuant to these amendments, in light of a reduced role, Mr. Vitrano's annual base salary was reduced to $500,000 and his target annual incentive opportunity was reduced to 75% of his annual base salary. The Company also approved the promotion of Mr. Karst to the additional position of Chief Administrative Officer with, effective August 3, 2015, an increase in his target annual incentive opportunity to 125% of base salary, but no other increases in fiscal year 2016 compensation. Upon the recommendation of the Compensation Committee, Rite Aid also approved amendments to update the employment agreements with Messrs. Martindale and Montini as needed in order to reflect such executive officer's current titles, duties and compensation with Rite Aid. As a matter of good corporate governance, in connection with the employment agreement amendments approved for Messrs. Vitrano, Martindale and Montini, each executive relinquished his excise tax gross up provision, which was replaced with the requirement that any change in control payments that become payable will be reduced to the amount that is not subject to such taxes if doing so would result in a greater after-tax payment to the executive.

Deductibility Cap on Executive Compensation

        The Compensation Committee is aware that Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), treats certain elements of executive compensation in excess of $1,000,000 a year payable to our Chief Executive Officer and three other most highly compensated executives (other than our Chief Financial Officer) as an expense not deductible by the Company for federal income tax purposes. Payments to these individuals in excess of the $1,000,000 limit will be deductible if they meet the definition of "performance-based compensation" as defined in Section 162(m) of the Code.

        While the Compensation Committee plans to continue taking actions intended to limit the impact of Section 162(m), it also believes that the tax deduction is only one of several relevant considerations in setting compensation. Therefore, in order to maintain the flexibility to provide compensation programs for our Named Executive Officers that will best incentivize them to achieve our key business objectives and create sustainable long-term shareholder value, the Compensation Committee reserves the right to pay compensation that may not be deductible to the Company if it determines that doing so would be in the best interests of the Company. Based on the Company's current tax situation, compliance with Section 162(m) of the Code is not a significant concern.

Policy Regarding Recoupment of Certain Compensation

        The Company has adopted a formal compensation recovery or "clawback" policy for its executive officers, including all Named Executive Officers. Pursuant to this policy, the Board of Directors of the

Company may seek to recoup certain incentive compensation, including cash bonuses and equity incentive awards paid based upon the achievement of financial performance metrics, from executives in the event that the Company is required to restate its financial statements.

Prohibition on Margin Accounts and Hedging and Similar Transactions

        Our executive officers and directors, including the Named Executive Officers, are subject to an insider trading policy that, among other things, prohibits them from holding Company securities in a margin account, and also prohibits them from engaging in put or call options, short selling or similar hedging activities involving our stock. We prohibit these transactions because they may reduce the individual's incentive to improve our performance, focus the individual on short-term performance at the expense of long-term objectives and misalign the individual's interests with those of our stockholders generally.

Director and Officer Stock Ownership Guidelines

        In June 2014, we revised our Stock Ownership Guidelines in order to further the investment of our non-management directors, executive officers, and Senior Vice Presidents in the success of the Company and to encourage a long-term perspective in managing the Company. The stock ownership requirements are:

Position	Minimum Ownership Requirements (Number of Share Equivalents)
Chief Executive Officer	lesser of 1,400,000 share equivalents or 5 times base salary
President(1)	lesser of 700,000 share equivalents or 3 times base salary
Senior Executive Vice Presidents	lesser of 700,000 share equivalents or 3 times base salary
Executive Vice Presidents	lesser of 200,000 share equivalents or 2 times base salary
Senior Vice Presidents	lesser of 100,000 share equivalents or 1 times base salary
Non-Management Directors(2)	lesser of 150,000 share equivalents or 2 times annual cash retainer

(1)
If the President is also the Chief Executive Officer, the Chief Executive Officer amount shall apply.

(2)
Other than an Executive Chairman, who shall be subject to the same requirement as the Chief Executive Officer.

        Newly appointed or promoted executives who are or become subject to our Stock Ownership Guidelines and newly elected non-management directors have five years from the time they are appointed, promoted or elected, as the case may be, to meet the stock ownership requirements. Currently, all of those persons subject to the guidelines, including all Named Executive Officers and senior vice presidents, have achieved the minimum holding ownership requirement or have not yet served for five years.

        For the purposes of determining stock ownership levels, the following forms of equity interests in the Company are included:

  •
  Shares owned outright by the participant or his or her immediate family members residing in the same household;

  •
  Restricted stock and restricted stock units whether or not vested; and

  •
  Shares underlying Rite Aid stock options whether or not vested.

        Restricted stock and restricted stock units, whether or not vested and shares owned count as one (1) share equivalent per share beneficially owned and stock options whether or not vested count as one-half (.5) share equivalent per stock option.

        The Compensation Committee is responsible for interpreting and administering the Stock Ownership Guidelines, and may, from time to time, reevaluate and revise the Stock Ownership Guidelines, including when there are changes to the Company's capital structure or where implementation of the Stock Ownership Guidelines would cause a non-management director, executive officer or Senior Vice President to incur a hardship due to his or her unique financial circumstances.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee of the Board of Directors has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Marcy Syms, Chair
Bruce G. Bodaken
Michael N. Regan

 SUMMARY COMPENSATION TABLE

        The following summary compensation table sets forth the cash and non-cash compensation for the fiscal years ended February 27, 2016, February 28, 2015, and March 1, 2014, respectively, paid to or earned by (i) our principal executive officer, (ii) our principal financial officer, (iii) the three most highly compensated executive officers of the Company other than the principal executive officer or the principal financial officer who were serving at the end of the 2016 fiscal year, and (iv) two former executive officers who would have been among the three most highly compensated executive officers of the Company if they served as an executive officer at the end of the 2016 fiscal year (collectively, the "Named Executive Officers").

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(6)	Option Awards ($)(6)	Non-Equity Incentive Plan Compensation ($)(7)	Change In Pension Value and Nonqualified Deferred Compensation Earnings ($)(8)	All Other Compensation ($)(9)	Total ($)
John T. Standley	2016	1,150,000	—	13,672,926	2,533,385	4,705,038	0	304,923	22,366,272
(CEO)	2015	1,150,000	—	3,411,852	3,032,895	2,991,291	128,354	291,279	11,005,671
	2014	1,035,000	—	810,060	1,788,333	4,200,000	240,511	273,325	8,347,229
Kenneth A. Martindale	2016	900,000	—	9,799,850	1,585,980	2,555,424	0	322,786	15,164,040
(President of Rite Aid Corporation	2015	900,000	—	2,847,576	949,428	1,583,050	32,359	321,012	6,633,425
& CEO of Rite Aid Stores)	2014	878,250	—	396,888	875,926	2,587,500	102,797	308,158	5,149,519
Darren W. Karst	2016	790,005	—	1,009,008	695,980	924,136	0	279,138	3,698,267
(Senior Executive VP, CFO &	2015	419,310	—	2,891,198	812,498	275,775	1,802	126,309	4,526,892
CAO)(1)
Enio Anthony Montini, Jr.	2016	450,303	—	418,548	288,805	658,332	0	131,225	1,947,213
(Executive VP, Merchandising
& Distribution)(2)
Dedra N. Castle	2016	425,006	—	407,460	280,795	357,956	0	231,385	1,702,603
(Executive VP, Chief
Human Resources Officer)(3)
Frank G. Vitrano	2016	725,009	—	1,348,108	929,605	1,971,365	0	267,037	5,241,124
(Chief Strategic Business	2015	844,131	—	1,252,452	1,113,030	1,347,801	101,829	313,042	4,972,286
Development Officer)(4)	2014	819,545	—	397,440	877,454	2,048,862	267,137	303,256	4,713,694
Robert K. Thompson	2016	461,810	—	638,476	440,995	654,395	0	142,671	2,338,347
(Special Advisor to President	2015	500,321	—	771,720	290,103	527,161	47,575	143,185	2,280,065
of Rite Aid Corporation)(5)	2014	477,405	—	115,644	255,558	716,107	118,397	133,626	1,816,737

(1)
Mr. Karst assumed the Chief Administrative Officer responsibilities previously held by Mr. Vitrano on October 25, 2015.

(2)
Mr. Montini, who has served the Company in his position since fiscal year 2016, first became a Named Executive Officer in fiscal year 2016.

(3)
Ms. Castle, who has served the Company in her position since fiscal year 2015, first became a Named Executive Officer in fiscal year 2016.

(4)
Mr. Vitrano served as Senior Executive Vice President and Chief Administrative Officer until October 25, 2015.

(5)
Mr. Thompson served as Executive Vice President, Store Operations until August 2015.

(6)
The amounts reported reflect the aggregate grant date fair value of each stock award computed in accordance with FASB ASC Topic 718. For information regarding the assumptions used in determining the fair value of an award, please refer to Note 16 of the Company's Annual Report on Form 10-K as filed with the SEC on April 25, 2016, Note 15 of the Company's Annual Report on Form 10-K as filed with the SEC on April 23, 2015 and Note 13 of the Company's Annual Report on Form 10-K as filed with the SEC on April 23, 2014, as applicable. The chart below provides the two components comprising the amounts reported in the column titled Stock Awards as well as the grant date fair value of such awards based on the maximum level of achievement under the performance awards:

Name	Restricted Stock Award ($)	Performance Award Target Performance ($)	Max Performance Award Achievement ($)
Mr. Standley	1,437,408	12,235,518	15,032,232
Mr. Martindale	900,116	8,899,734	18,150,852
Mr. Karst	394,940	614,068	1,382,290
Mr. Montini	164,052	254,496	572,880
Ms. Castle	159,712	247,748	557,690
Mr. Vitrano	527,744	820,364	1,846,670
Mr. Thompson	249,984	388,492	874,510
(7)
The amounts reported in the "Non-Equity Incentive Plan Compensation" column consist of the following:

Name	Annual Cash Incentive Bonus for Performance in the Applicable Fiscal Year ($)	FY14-16 LTIP—Cash Performance Units vested in FY 2016(A)
Mr. Standley	2,582,900	2,122,138
Mr. Martindale	1,516,050	1,039,374
Mr. Karst	924,136	—
Mr. Montini	387,435	270,897
Ms. Castle	357,956	—
Mr. Vitrano	930,341	1,041,024
Mr. Thompson	351,162	303,233

(A)
Represents the amounts in respect of long-term cash incentive units that become vested in fiscal year 2016, based on achievement of cumulative Adjusted EBITDA and average leverage ratio targets for each of fiscal year 2014, 2015 and 2016.
(8)
Represents above-market earnings (over 120% of the "applicable federal rate"), if applicable, under the Company's defined contribution supplemental executive retirement plan.

(9)
The amounts in the "All Other Compensation" column for fiscal year 2016 consist of the following:

Name	Financial Planning ($)	Personal Use of Company Aircraft ($)(A)	Supplemental Executive Retirement Plan Allocations ($)	Housing/ Transportation Expenses ($)(B)	Employer Paid Taxes ($)(C)	Automobile Allowance ($)	401(k) Matching Contributions ($)
Mr. Standley	6,323	—	276,000	—	—	12,000	10,600
Mr. Martindale	5,000	—	216,000	47,120	32,066	12,000	10,600
Mr. Karst	10,000	—	189,600	57,938	—	11,000	10,600
Mr. Montini	975	—	107,650	—	—	12,000	10,600
Ms. Castle	—	—	102,000	56,500	50,285	12,000	10,600
Mr. Vitrano	5,000	1,019	181,944	34,032	22,442	12,000	10,600
Mr. Thompson	5,000	—	115,071	—	—	12,000	10,600

(A)
With respect to personal use of aircraft, the Company determines the incremental cost of an officer's aircraft usage by calculating the variable flight-hour cost associated with the particular aircraft. Variable cost in general includes fuel, landing fees, maintenance costs per flight, per hour and catering.

(B)
Each of Messrs. Martindale, Karst, and Vitrano is reimbursed for certain housing and transportation expenses pursuant to their respective employment agreement. Ms. Castle was reimbursed for one-time relocation expenses pursuant to her employment agreement. The Company determines the incremental cost of these expenses based on the out-of-pocket amounts paid for rent, utilities, travel and relocation, as applicable.

(C)
Figures in this column represent the Company-paid taxes related to housing and transportation expenses reimbursed by the Company for Messrs. Martindale and Vitrano, and related to relocation expenses reimbursed by the Company for Ms. Castle.

 GRANTS OF PLAN-BASED AWARDS TABLE FOR FISCAL YEAR 2016

        The following table summarizes grants of plan-based awards made to Named Executive Officers during our fiscal year ended February 27, 2016.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)(3)			All Other Stock	All Other Option	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Committee Action Date	Grant Date	Threshold 100% ($)	Target 100% ($)	Max 200%($)	Threshold (#)	Target (#)	Max (#)	Awards (#)(4)	Awards (#)(5)	Awards ($/Sh)	Awards ($)(6)
John T. Standley			2,300,000	2,300,000	4,600,000
	6/18/2015	6/24/2015				86,963	231,900	579,750	165,600	569,300	8.68	6,206,309
	6/18/2015	6/24/2015				1,152,074	1,152,074	1,152,074				10,000,002
Kenneth A. Martindale			1,350,000	1,350,000	2,700,000
	6/18/2015	6/24/2015				54,450	145,200	363,000	103,700	356,400	8.68	3,885,824
	6/18/2015	6/24/2015				432,028	864,056	1,728,112				7,500,006
Darren W. Karst			592,500	592,500	1,185,000
	6/18/2015	6/24/2015				23,888	63,700	159,250	45,500	156,400	8.68	1,704,988
Enio Anthony Montini, Jr.			358,148	358,148	716,297
	6/18/2015	6/24/2015				9,900	26,400	66,000	18,900	64,900	8.68	707,353
Dedra N. Castle			318,750	318,750	637,500
	6/18/2015	6/24/2015				9,638	25,700	64,250	18,400	63,100	8.68	688,255
Frank G. Vitrano			1,055,164	1,055,164	2,110,328
	6/18/2015	6/24/2015				31,913	85,100	212,750	60,800	208,900	8.68	2,277,713
Robert K. Thompson			375,240	375,240	750,481
	6/18/2015	6/24/2015				15,113	40,300	100,750	28,800	99,100	8.68	1,079,471

(1)
The first amount for each Named Executive Officer relates to an annual cash incentive bonus, as discussed in the Compensation Discussion and Analysis under the caption "Cash Incentive Bonuses."

(2)
On June 24, 2015, each Named Executive Officer received a grant of performance-based units that will be earned based upon the achievement of Adjusted EBITDA and return on net asset goals for fiscal years 2016, 2017 and 2018. Vesting for the performance units will occur, provided the performance targets have been met, on March 3, 2018 (the end of the Company's fiscal year 2018), provided that the Named Executive Officer is continuously employed at the Company through the date of the earnings release for fiscal year 2018.

(3)
On June 24, 2015, Messrs. Standley and Martindale received special grants of performance-based units. The performance units granted to Mr. Standley will be earned based upon the achievement of the successful integration of EnvisionRx and its business units into the Company. Vesting for the performance units granted to Mr. Standley will occur, provided the performance target has been met, on the earlier of June 24, 2017 or the date of the Company's 2017 Annual Meeting of Stockholders, subject to his continued employment through such date. The performance units granted to Mr. Martindale will be earned based on the achievement of a cumulative adjusted net income goal for fiscal years 2016, 2017 and 2018. Vesting for the performance units granted to Mr. Martindale will occur, provided the performance target has been met, on the earlier of the date of reporting of fiscal year 2018 results or the date of the Company's 2018 Annual Meeting of Stockholders, subject to his continued employment through such date.

(4)
On June 24, 2015, the Named Executive Officers received a grant of restricted stock, as described in the Compensation Discussion and Analysis, under the caption "Components of Executive Compensation for Fiscal Year 2016—Restricted Stock." These restricted shares will vest as follows based on continued employment:

Name	Restricted Shares (#)	Vesting Schedule
Mr. Standley	165,600	One-third on each of first three anniversaries of grant date
Mr. Martindale	103,700	One-third on each of first three anniversaries of grant date
Mr. Karst	45,500	One-third on each of first three anniversaries of grant date
Mr. Montini	18,900	One-third on each of first three anniversaries of grant date
Ms. Castle	18,400	One-third on each of first three anniversaries of grant date
Mr. Vitrano	60,800	One-third on each of first three anniversaries of grant date
Mr. Thompson	28,800	One-third on each of first three anniversaries of grant date

(5)
On June 24, 2015, the Named Executive Officers received a grant of stock options, as described in the Compensation Discussion and Analysis, under the caption "Components of Executive Compensation for Fiscal Year 2016—Stock Options." These stock options will vest as follows based on continued employment:

Name	Stock Options (#)	Vesting Schedule
Mr. Standley	569,300	One-fourth on each of first four anniversaries of grant date
Mr. Martindale	356,400	One-fourth on each of first four anniversaries of grant date
Mr. Karst	156,400	One-fourth on each of first four anniversaries of grant date
Mr. Montini	64,900	One-fourth on each of first four anniversaries of grant date
Ms. Castle	63,100	One-fourth on each of first four anniversaries of grant date
Mr. Vitrano	208,900	One-fourth on each of first four anniversaries of grant date
Mr. Thompson	99,100	One-fourth on each of first four anniversaries of grant date
(6)
Represents the grant date fair value, measured in accordance with FASB ASC Topic 718 of stock and option awards made in fiscal year 2016. Grant date fair values are calculated pursuant to assumptions set forth in Note 16 of the Company's 2016 Annual Report on Form 10-K filed with the SEC on April 25, 2016.

EXECUTIVE EMPLOYMENT AGREEMENTS

        Rite Aid has entered into employment agreements with each of the Named Executive Officers other than Mr. Thompson, the material terms of which are described below.

  •
  Mr. Standley serves as Chairman of the Board and Chief Executive Officer;

  •
  Mr. Martindale serves as President of Rite Aid Corporation and CEO of Rite Aid Stores;

  •
  Mr. Karst serves as Senior Executive Vice President, Chief Financial Officer and Chief Administrative Officer, a role he assumed on October 25, 2015;

  •
  Mr. Montini serves as Executive Vice President, Merchandising and Distribution, a role he assumed on August 7, 2015;

  •
  Ms. Castle serves as Executive Vice President, Chief Human Resources Officer; and

  •
  Mr. Vitrano serves as Chief Strategic Business Development Officer and served as Senior Executive Vice President and Chief Administrative Officer until October 25, 2015.

        Term.    Except for Mr. Karst and Mr. Montini, whose terms commenced on August 20, 2014 and June 23, 2011, respectively, the term of each executive's employment commenced on the effective date of his employment agreement, as follows: Mr. Standley, September 24, 2008 (as amended and restated as of January 21, 2010); Mr. Martindale, December 3, 2008 (as amended as of October 26, 2015); Ms. Castle, March 24, 2014; and Mr. Vitrano, September 24, 2008 (as amended as of October 26, 2015). Each employment agreement has an initial term of two years, other than in the case of Mr. Standley, whose agreement has an initial term of three years (each such period, the "Initial Term"). Each agreement will automatically renew for successive one-year terms (each, a "Renewal Term"), unless either the executive or Rite Aid provides the other with notice of non-renewal at least 180 days prior to the expiration of the Initial Term or a Renewal Term, as applicable.

        Salary and Incentive Bonus.    The respective agreements provide each executive with a base salary and an incentive compensation target (which may be reviewed periodically for increase by the Compensation Committee). The current base salary and incentive compensation amounts are set forth below:

  •
  Mr. Standley is currently entitled to an annual base salary of $1,150,000. If Rite Aid's performance meets certain targets in the future, Mr. Standley may receive an annual bonus that, if awarded, will equal or exceed 200% of his annual base salary then in effect.

  •
  Mr. Martindale is currently entitled to an annual base salary of $900,000. If Rite Aid's performance meets certain targets in the future, Mr. Martindale may receive an annual incentive bonus that, if awarded at 100% of target, will equal 150% of his annual base salary then in effect.

  •
  Mr. Karst is currently entitled to an annual base salary of $790,000. If Rite Aid's performance meets certain targets in the future, Mr. Karst may receive an annual incentive bonus that, if awarded at 100% of target, will equal 125% of his annual base salary then in effect.

  •
  Mr. Montini is currently entitled to an annual base salary of $460,000. If Rite Aid's performance meets certain targets in the future, Mr. Montini may receive an annual incentive bonus that, if awarded at 100% of target, will equal 75% of his annual base salary then in effect.

  •
  Ms. Castle is currently entitled to an annual base salary of $425,000. If Rite Aid's performance meets certain targets in the future, Ms. Castle may receive an annual incentive bonus that, if awarded at 100% of target, will equal 75% of her annual base salary then in effect.

  •
  Mr. Vitrano is currently entitled to an annual base salary of $500,000. If Rite Aid's performance meets certain targets in the future, Mr. Vitrano may receive an annual incentive bonus that, if awarded at 100% of target, will equal 75% of his annual base salary then in effect.

        Other Benefits.    Pursuant to their employment agreements, each of the Named Executive Officers is also entitled to participate in Rite Aid's welfare benefits, fringe benefit and perquisite programs, and savings plans.

        Restrictive Covenants.    The employment agreement of each Named Executive Officer prohibits the officer from competing with Rite Aid during his or her employment period and for a period of one year, or with respect to Ms. Castle, two years in the event of termination without "cause" or for "good reason" (as such terms are defined in Ms. Castle's employment agreement), thereafter.

        Termination and Change in Control Benefits.    The provisions of the employment agreements relating to termination of employment are described under the caption "Potential Payments Upon Termination or Change in Control" below.

 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR 2016 YEAR-END

        The following table summarizes the number of securities underlying outstanding equity awards for the Named Executive Officers as of February 27, 2016:

	Option Awards						Stock Awards
Name	Date of Grant	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: # of Unearned Shares or Units That Have Not Vested (#)(1)(4)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units of Stock That Have Not Vested ($)(3)
John T. Standley	10/02/2008	168,800	—		0.89	10/02/2018
	06/25/2009	580,600	—		1.24	06/25/2019
	01/21/2010	2,555,000	—		1.52	01/21/2020
	06/23/2010	1,428,600	—		1.07	06/23/2020
	06/27/2011	1,403,500	—		1.24	06/27/2021
	06/27/2011	2,361,585	—		1.24	06/27/2021
	06/25/2012	1,034,475	344,825		1.32	06/25/2022
	06/24/2013	468,150	468,150		2.76	06/24/2023	97,833	778,751
	06/23/2014	169,625	508,875		7.08	06/23/2024	133,866	1,065,573	281,100		2,237,556
	06/24/2015	—	569,300		8.68	06/24/2025	165,600	1,318,176	231,900		1,845,924
	06/24/2015								1,152,074	(5)	9,170,509
Kenneth A. Martindale	06/23/2010	1,400,000	—		1.07	06/23/2020
	06/27/2011	542,100	—		1.24	06/27/2021
	06/27/2011	874,661	—		1.24	06/27/2021
	06/25/2012	452,700	150,900		1.32	06/25/2022	—
	06/24/2013	229,300	229,300		2.76	06/24/2023	47,933	381,547
	06/23/2014	53,100	159,300		7.08	06/23/2024	209,466	1,667,349	88,000		700,480
	06/24/2015	—	356,400		8.68	06/24/2025	103,700	825,452	145,200		1,155,780
	06/24/2015								864,056	(6)	6,877,878
Darren W. Karst	08/20/2014	51,950	155,850		6.43	08/20/2024	77,148	614,098
	08/20/2014	—	—		—	06/24/2025	—	—	86,000		684,560
	06/24/2015	—	156,400		8.68	06/24/2025	45,500	362,180	63,700		507,052
Enio Anthony Montini, Jr.	06/25/2012	—	60,675		1.32	06/25/2022
	06/24/2013	—	59,750		2.76	06/24/2023	12,500	99,500
	06/23/2014	19,350	58,050		7.08	06/23/2024	15,266	121,517	32,000		254,720
	06/24/2015	—	64,900		8.68	06/24/2025	18,900	150,444	26,400		210,144
Dedra N. Castle	03/24/2014	—	—			03/23/2024	43,456	345,910
	06/23/2014	18,800	56,400		7.08	06/23/2024	14,866	118,333	31,200		248,352
	06/24/2015	—	63,100		8.68	06/24/2025	18,400	146,464	25,700		204,572
Frank G. Vitrano	06/27/2011	135,525	—		1.24	06/27/2021
	06/27/2011	437,330	—		1.24	06/27/2021
	06/25/2012	301,800	150,900		1.32	06/25/2022
	06/24/2013	229,700	229,700		2.76	06/24/2023	48,000	382,080
	06/23/2014	62,250	186,750		7.08	06/23/2024	49,133	391,099	103,200		821,472
	06/24/2015	—	208,900		8.68	06/24/2025	60,800	483,968	85,100		677,396
Robert K. Thompson	06/25/2012	—	67,925		1.32	06/25/2022
	06/24/2013	—	66,900		2.76	06/24/2023	13,966	111,169
	06/23/2014	—	48,675		7.08	06/23/2024	54,733	435,675	26,900		214,124
	06/24/2015	—	99,100		8.68	06/24/2025	28,800	229,248	40,300		320,788

(1)
Refer to "Potential Payments Upon Termination or Change in Control," below for circumstances under which the terms of the vesting of equity awards would be accelerated.

(2)
Stock options will generally vest in equal installments on each of the first four anniversaries of the grant date, based on continued employment. With respect to the restricted stock awards listed above, one-third of the restricted shares will vest on each of the first three anniversaries of the grant date, based on continued employment.

(3)
Determined with reference to $7.96, the closing price of a share of Rite Aid common stock on the last trading day before February 27, 2016.

(4)
Performance units granted on June 24, 2015 generally vest based upon achievement of Adjusted EBITDA and return on net asset goals for fiscal years 2016, 2017 and 2018. Vesting for the performance units will occur, provided the performance target has been met, on March 3, 2018, subject to continued employment through the date of the earnings release for fiscal year 2018.

(5)
The performance units vest based upon achievement of the successful integration of EnvisionRx and its business units into the Company, as determined at the sole discretion of the Compensation Committee. Vesting for the performance units will occur, provided the performance target has been met, on the earlier of June 24, 2017 or the date of the Company's 2017 Annual Meeting of Stockholders, subject to continued employment through such date.

(6)
The performance units vest based on the achievement of a cumulative adjusted net income goal for fiscal years 2016, 2017 and 2018. Vesting for the performance units will occur, provided the performance target has been met, on the earlier of the date of reporting of fiscal year 2018 results or the date of the Company's 2018 Annual Meeting of Stockholders, subject through continued employment through such date.

 OPTION EXERCISES AND STOCK VESTED TABLE FOR FISCAL YEAR 2016

        The following table summarizes for each Named Executive Officer the stock option exercises and shares vested during fiscal year 2016:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John T. Standley	—	—	915,341	7,874,846
Kenneth A. Martindale	—	—	454,530	3,934,157
Darren W. Karst	—	—	295,294	2,385,869
Enio Anthony Montini, Jr.	150,200	1,266,122	270,425	2,319,860
Dedra N. Castle	—	—	29,162	244,475
Frank G. Vitrano	—	—	374,430	3,222,053
Robert K. Thompson	1,247,911	9,864,166	69,400	605,894

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2016

        The following table sets forth the nonqualified deferred compensation activity for each Named Executive Officer during fiscal year 2016:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals / Forfeitures ($)	Aggregate Balance at Last FYE ($)
John T. Standley(1)	—	276,000	(237,339)	—	2,262,395
Kenneth A. Martindale(1)	—	216,000	(148,760)	—	1,539,692
Darren W. Karst(1)	—	189,600	(14,464)	—	272,705
Enio Anthony Montini, Jr.(1)	—	107,650	(68,690)	—	658,416
Dedra N. Castle(1)	—	102,000	(18,354)	—	183,362
Frank G. Vitrano(1)	—	181,944	(210,435)	—	1,851,214
Robert K. Thompson(1)	—	115,071	(110,622)	—	1,018,381

(1)
Amounts shown relate to a defined contribution supplemental executive retirement plan covering the Named Executive Officers. Please refer to the Compensation Discussion and Analysis under the caption "Post-Retirement Benefits" for a description of the material terms of this plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

        As discussed above under the caption "Executive Employment Agreements," the Company has entered into employment agreements with each of the Named Executive Officers other than Mr. Thompson. Upon written notice, the employment agreement of each of the Named Executive Officers is terminable by either Rite Aid or the individual officer seeking termination.

        Pursuant to his employment agreement with the Company, if Mr. Standley is terminated by the Company without "cause," if he terminates his employment for "good reason" (as such terms are defined in his employment agreement) or if the Company provides a notice of nonrenewal at least 180 days prior to the expiration of his employment agreement, a "Company Nonrenewal," and such Company Nonrenewal occurs within six months of a change in control, then he will be entitled to receive:

  •
  a severance amount equal to two times the sum of his annual base salary and target bonus (one times the sum in the case of a Company Nonrenewal), a pro-rata bonus for the fiscal year of termination and any accrued but unpaid salary and benefits. The severance amount is payable in installments over the two-year period (one year upon a Company Nonrenewal) following the termination;

  •
  continued health benefits for two years following the termination (one year in the case of a Company Nonrenewal); and

  •
  all outstanding stock options will immediately vest and be exercisable, generally, for a period of one year following the termination of employment and the restrictions on the restricted common stock will immediately lapse to the extent the restrictions would have lapsed had he remained employed by Rite Aid for three years (one year in the case of a Company Nonrenewal) following the termination.

        If Rite Aid terminates Mr. Standley for "cause," or he terminates his employment without "good reason":

  •
  Rite Aid shall pay Mr. Standley all accrued but unpaid salary and benefits;

  •
  any portion of any then-outstanding stock option grant that was not exercised prior to the date of termination will immediately terminate (provided that if he terminates his employment without good reason, any options that have vested and become exercisable prior to the date of termination will generally remain exercisable for a period of 90 days); and

  •
  any portion of any restricted stock award, or other equity incentive award, as to which the restrictions have not lapsed or as to which any other conditions were not satisfied prior to the date of termination will be forfeited.

        If Mr. Standley's employment is terminated as a result of his death or "disability" (as such term is defined in his employment agreement), he (or his estate, as the case may be) will be entitled to receive all accrued but unpaid salary and benefits payable under death or disability benefit plans in which he participates, a pro-rata bonus (paid at the same time it is paid to other eligible participants in the bonus plan and based on actual achievement of performance targets for the fiscal year), continued health insurance (or reimbursement for the cost of such benefits) for two years for Mr. Standley and/or his immediate family, as applicable, vesting of all stock options and vesting of an amount of restricted stock that would have vested had he remained employed for three years following the date of termination.

        Pursuant to their employment agreements with the Company, if any of Messrs. Martindale, Karst or Vitrano is terminated by Rite Aid without "cause" or if such officer's employment is terminated by the officer for "good reason" (as such terms are defined in the applicable employment agreement), then the officer will be entitled to receive:

  •
  a severance amount equal to two times the sum of the annual base salary and target bonus, a pro-rata bonus for the fiscal year of termination and any accrued but unpaid salary and benefits. The severance amount is payable in installments over the two-year period following the termination;

  •
  continued health benefits for two years following the termination; and

  •
  all outstanding stock options will immediately vest and be exercisable, generally, for a period of 90 days following the termination of employment and the restrictions on the restricted common stock will immediately lapse to the extent the options would have vested and restrictions would have lapsed, in each case, had the officer remained employed by Rite Aid for two years following the termination.

        Pursuant to their employment agreements with the Company, if either of Mr. Montini or Ms. Castle is terminated by Rite Aid without "cause" or if such officer's employment is terminated by the officer for "good reason" (as such terms are defined in the applicable employment agreement), then the officer will be entitled to receive:

  •
  a severance amount equal to two times annual base salary as of the date of termination of employment, payable in installments over the two-year period following the termination;

  •
  continued health benefits for two years following the termination; and

  •
  all outstanding stock options will immediately vest and be exercisable, generally, for a period of 90 days following the termination of employment and the restrictions on the restricted common stock will immediately lapse, each to the extent the options would have vested and restrictions would have lapsed, in each case, had the officer remained employed by Rite Aid for two years following the termination.

        If Rite Aid terminates any of the Named Executive Officers for "cause," or if any of the Named Executive Officers terminates his employment without "good reason" (with the exception of Mr. Standley, whose termination provisions are described above):

  •
  Rite Aid shall pay the officer all accrued but unpaid salary and benefits;

  •
  any portion of any then-outstanding stock option grant that was not exercised prior to the date of termination will immediately terminate (provided that if the officer terminates his employment without good reason, any options that have vested and become exercisable prior to the date of termination will generally remain exercisable for a period of 90 days); and

  •
  any portion of any restricted stock award, or other equity incentive award, as to which the restrictions have not lapsed or as to which any other conditions were not satisfied prior to the date of termination will be forfeited.

        If the employment of any of the Named Executive Officers (other than Mr. Standley whose benefits upon such termination are described above) is terminated as a result of death or "disability" (as such term is defined in each employment agreement), the officer will be entitled to receive all accrued but unpaid salary and benefits payable under death or disability benefit plans in which the officer participates, continued health insurance (or reimbursement for the cost of such benefits) for two years for the officer and/or his immediate family, as applicable (other than Mr. Montini, who will receive continued coverage for one year), vesting of all stock options and vesting of an amount of restricted stock that would have vested had the officer remained employed for two years following the date of termination. Messrs. Martindale, Karst and Vitrano will also be entitled to receive a pro-rata bonus, based on actual achievement of performance targets for the fiscal year, that is paid at the same time that it is paid to other eligible participants in the bonus plan.

        Upon the termination of employment of any of the Named Executive Officers, the officer would generally become entitled to receive a distribution of his vested account balance under the nonqualified deferred compensation plans maintained by the Company. Pursuant to applicable tax regulations, any such distributions will generally be delayed for a period of six months following the Named Executive Officer's separation from service. The account balance of each Named Executive Officer is shown in the "Nonqualified Deferred Compensation for Fiscal Year 2016" table above.

  Change in Control Arrangements.

        Under Employment Agreements.    Under Mr. Standley's employment agreement, upon a change in control, all of his stock options awarded pursuant to his employment agreement and all stock options awarded pursuant to the Company's executive equity program then held by him will immediately vest and become exercisable. Severance benefits would not be triggered pursuant to a change in control unless it is followed by Mr. Standley's termination of employment under the circumstances described above. Similarly, severance benefits would not be triggered pursuant to a change in control unless it is followed by Mr. Martindale's, Mr. Karst's, Mr. Montini's, Ms. Castle's or Mr. Vitrano's termination of employment, respectively, under the circumstances described above.

        For purposes of the employment agreements with the Named Executive Officers, where applicable, the term "change in control" generally means an acquisition of 35% or more of the Company's combined voting power; the incumbent directors (generally including current directors and future directors whose election or nomination is approved by the Board) ceasing to constitute a majority of the Board; the consummation of a merger or similar transaction, other than (i) such a transaction in which the voting securities outstanding immediately prior to such transaction continue to represent at least 60% of the voting power of the Company immediately after the transaction or (ii) a recapitalization or similar transaction in which no person becomes the beneficial owner of 35% or more of the Company's combined voting power; or the stockholders approve a plan of complete liquidation or dissolution of the Company.

        Mr. Standley's employment agreement provides that he will receive an additional payment to reimburse him for any excise taxes imposed pursuant to Section 4999 of the Code, together with reimbursement for any additional taxes incurred by reason of such payments. The employment agreements with Messrs. Martindale, Karst, Montini, Vitrano and Ms. Castle provide that any portion of any payment that is subject to tax imposed by Section 4999 of the Code will be reduced to the extent necessary so that the Named Executive Officer would retain a greater amount on an after-tax basis than had the excise tax been imposed on the unreduced amount of the payments.

        Under Rite Aid's Equity Program.    Pursuant to the terms of the Company's equity program, unless otherwise provided in a Named Executive Officer's employment agreement or individual award agreement, if outstanding equity awards are assumed or substituted in connection with a change in control, the change in control will not cause the vesting of such awards to accelerate unless the change in control is followed by a qualifying termination of employment within the 24-month period following the change in control. All outstanding equity awards granted pursuant to the Company's equity program that are not assumed or substituted in connection with a change in control will become fully vested and exercisable, free of applicable restrictions, and all performance criteria will be deemed to have been achieved at target levels, upon the occurrence of the change in control.

        For purposes of Rite Aid's equity program, a "change in control" means, in general: (i) a person or entity acquires securities of Rite Aid representing 50% or more of the combined voting power of Rite Aid; (ii) an unapproved change in the majority membership of the Board; (iii) consummation of a merger or consolidation of Rite Aid or any subsidiary of Rite Aid, other than a merger or consolidation that results in the Rite Aid voting securities continuing to represent at least 60% of the combined voting power of the surviving entity or its parent, or a merger or consolidation effected to implement a recapitalization or similar transaction involving Rite Aid in which no person or entity acquires at least 35% of the combined voting power of Rite Aid; or (iv) stockholder approval of a plan of complete liquidation or dissolution of Rite Aid or the consummation of an agreement for the sale or disposition of all or substantially all of Rite Aid's assets, other than a sale or disposition to an entity, at least 60% of the combined voting power of which is owned by Rite Aid stockholders in substantially the same proportions as their ownership of Rite Aid immediately prior to such sale. For more information regarding the equity program, refer to the Compensation Discussion and Analysis under the caption "Long-Term Incentive Program."

        Under Rite Aid's Supplemental Retirement Plan.    The unvested account balance of the supplemental executive retirement plan in which the Named Executive Officers participate will vest upon a change in control of the Company as defined in the supplemental executive retirement plan, only if such Named Executive Officer is involuntarily terminated without cause within 12 months of the change in control. For more information regarding the supplemental executive retirement plan, refer to the Compensation Discussion and Analysis under the caption "Post-Retirement Benefits."

        Quantification of Payments Described.    The termination and change in control payments that would have been made to the Named Executive Officers had their employment been terminated as of February 27, 2016 under the circumstances described in the tables below are quantified in the tables below.

John T. Standley	Death ($)	Disability ($)	Termination Without Cause or Quit for Good Reason ($)(a)	Termination Without Cause or Quit for Good Reason Following a Change in Control ($)(a)
2 × Base Salary	N/A	N/A	2,300,000	2,300,000
2 × Bonus	N/A	N/A	4,600,000	4,600,000
Pro-Rated Incentive Bonus for Past Fiscal Year	4,705,038	4,705,038	4,705,038	4,705,038
Benefits	27,664	27,664	27,664	27,664
SERP Vesting	574,690	574,690	574,690	574,690
Vesting of Equity(1)	8,334,328	8,334,328	8,334,328	21,588,317	(2)
280G Gross Up	N/A	N/A	N/A	—

(a)
As discussed above, in the event of a Company Nonrenewal, Mr. Standley's termination payments are as follows: (i) severance is equal to 1x base salary and bonus, plus a pro-rated incentive bonus; (ii) health benefits will continue for one year; (iii) the unvested account balance in his SERP will vest; and (iv) options will vest and become exercisable and the restrictions with respect to awards of restricted stock will lapse to the extent such restrictions would have lapsed had Mr. Standley remained employed for one year. If a Company Nonrenewal occurs within six months of a change in control, the severance formula is the same as termination by the Company without Cause or by Mr. Standley for Good Reason, as reflected in the table.

Kenneth A. Martindale	Death ($)	Disability ($)	Termination Without Cause or Quit for Good Reason ($)	Termination Without Cause or Quit for Good Reason Following a Change in Control ($)
2 × Base Salary	N/A	N/A	1,800,000	1,800,000
2 × Bonus	N/A	N/A	2,700,000	2,700,000
Pro-Rated Incentive Bonus for Past Fiscal Year	2,555,424	2,555,424	2,555,424	2,555,424
Benefits	18,928	18,928	18,928	18,928
SERP Vesting	446,628	446,628	446,628	446,628
Vesting of Equity(1)	4,886,989	4,886,989	4,886,989	13,943,026	(2)

Darren W. Karst	Death ($)	Disability ($)	Termination Without Cause or Quit for Good Reason ($)	Termination Without Cause or Quit for Good Reason Following a Change in Control ($)
2 × Base Salary	N/A	N/A	1,580,000	1,580,000
2 × Bonus	N/A	N/A	1,975,000	1,975,000
Pro-Rated Incentive Bonus for Past Fiscal Year	924,136	924,136	924,136	924,136
Benefits	19,916	19,916	19,916	19,916
SERP Vesting	212,214	212,214	212,214	212,214
Vesting of Equity(1)	2,001,261	2,001,261	2,001,261	3,886,455	(2)

Enio Anthony Montini, Jr.	Death ($)	Disability ($)	Termination Without Cause or Quit for Good Reason ($)	Termination Without Cause or Quit for Good Reason Following a Change in Control ($)
2 × Base Salary	N/A	N/A	920,000	920,000
2 × Bonus	N/A	N/A	N/A	N/A
Pro-Rated Incentive Bonus for Past Fiscal Year	N/A	N/A	N/A	N/A
Benefits	17,472	17,472	17,472	17,472
SERP Vesting	—	—	—	—
Vesting of Equity(1)	1,068,951	1,068,951	1,068,951	1,600,991	(2)

Dedra N. Castle	Death ($)	Disability ($)	Termination Without Cause or Quit for Good Reason ($)	Termination Without Cause or Quit for Good Reason Following a Change in Control ($)
2 × Base Salary	N/A	N/A	850,000	850,000
2 × Bonus	N/A	N/A	N/A	N/A
Pro-Rated Incentive Bonus for Past Fiscal Year	N/A	N/A	N/A	N/A
Benefits	25,532	25,532	25,532	25,532
SERP Vesting	135,250	135,250	135,250	135,250
Vesting of Equity(1)	594,979	594,979	594,979	1,113,268	(2)

Frank G. Vitrano	Death ($)	Disability ($)	Termination Without Cause or Quit for Good Reason ($)	Termination Without Cause or Quit for Good Reason Following a Change in Control ($)
2 × Base Salary	N/A	N/A	1,000,000	1,000,000
2 × Bonus	N/A	N/A	750,000	750,000
Pro-Rated Incentive Bonus for Past Fiscal Year	1,971,365	1,971,365	1,971,365	1,971,365
Benefits	27,092	27,092	27,092	27,092
SERP Vesting	—	—	—	—
Vesting of Equity(1)	3,401,800	3,401,800	3,401,800	5,116,771	(2)

Robert K. Thompson	Death ($)	Disability ($)	Termination Without Cause or Quit for Good Reason ($)	Termination Without Cause or Quit for Good Reason Following a Change in Control ($)
2 × Base Salary	N/A	N/A	N/A	N/A
2 × Bonus	N/A	N/A	N/A	N/A
Pro-Rated Incentive Bonus for Past Fiscal Year	N/A	N/A	N/A	N/A
Benefits	N/A	N/A	N/A	N/A
SERP Vesting	N/A	N/A	N/A	248,546
Vesting of Equity(1)	N/A	N/A	N/A	2,152,740	(2)

(1)
Includes the value of equity awards and performance awards held by the officer that would become vested under the applicable circumstances. The value of stock options shown is based on the excess of $7.96, the closing price of a share of Rite Aid common stock on the last trading day before February 27, 2016, over the exercise price of such options, multiplied by the number of unvested stock options held by the officer that would become vested under the applicable circumstances. The value of restricted stock and performance awards that are settled in stock shown is determined by multiplying $7.96, the closing price of a share of Rite Aid common stock on the last trading day before February 27, 2016 and the number of shares of restricted stock and the number of performance awards that are settled in stock held by the officer that would become vested under the applicable circumstances.

(2)
The value would also apply upon a change in control under the assumption that outstanding equity awards are not assumed or substituted in the change in control transaction, resulting in full vesting upon the change in control, as described above in the "Potential Payments Upon Termination or Change in Control—Change in Control Arrangements" narrative.

AUDIT COMMITTEE REPORT

        The Board of Directors has adopted a written charter of the Audit Committee which further describes the role of the Audit Committee. The Audit Committee, among other things, appoints and engages our independent registered public accounting firm and oversees our financial reporting and internal control over financial reporting processes on behalf of the Board. Management has the primary responsibility for our financial statements, our accounting principles and our internal control over financial reporting. Our independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. Our independent registered public accounting firm also is responsible for expressing an opinion on the effectiveness of our internal control over financial reporting.

        In fulfilling its oversight responsibilities, the Audit Committee met eight times during fiscal year 2016.

        During those meetings the Audit Committee:

  •
  Met with our internal auditors and independent registered public accounting firm, with and without management present, to discuss the overall scope and plans for their respective audits, the results of their examinations, their evaluations of our internal control over financial reporting and the overall quality of our financial reporting.

  •
  Reviewed and discussed with management and our independent registered public accounting firm, for their respective purposes, the audited financial statements included in our Annual Report on Form 10-K for fiscal year 2016. The discussions included the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements and the Annual Report on Form 10-K for fiscal year 2016.

  •
  Reviewed the unaudited interim financial statements and Forms 10-Q prepared each quarter by the Company.

  •
  Received management representations that the Company's financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

  •
  Reviewed and updated the Audit Committee charter.

  •
  Reviewed and discussed with our independent registered public accounting firm those matters required to be communicated by the standards of the Public Company Accounting Oversight Board ("PCAOB"), as well as critical accounting policies and practices, alternative accounting treatments, and other material written communications between management and our independent registered public accounting firm, as required by Rule 2-07 of Regulation S-X under the Securities Exchange Act of 1934, as amended.

  •
  Discussed with our independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, issued by the PCAOB.

  •
  Discussed with our independent registered public accounting firm matters relating to their independence and received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence. The Audit Committee has considered whether the level of non-audit related services provided by our independent registered public accounting firm is consistent with maintaining their independence.

  •
  Pre-approved all audit, other audit-related and tax services performed by our independent registered public accounting firm.

        In addition to pre-approving the audit and other audit-related and tax services performed by our independent registered public accounting firm, the Audit Committee requests fee estimates associated with each proposed service. Providing a fee estimate for a service incorporates appropriate oversight and control of the independent registered public accounting firm relationship. On a quarterly basis, the Audit Committee reviews the status of services and fees incurred year-to-date against pre-approved services and fee estimates.

        As outlined in the table below, we incurred the following fees, including expenses billed to the Company for the fiscal years ended February 27, 2016 and February 28, 2015 by our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates.

	Year Ended
Description of Fees	Feb. 27, 2016	Feb. 28, 2015
	(Amounts in millions)
Audit Fees, including audit of annual financial statements and reviews of interim financial statements, registration statement filings and comfort letters related to various refinancing activities	$3.2	$2.3
Audit-Related Fees, acquisition-related due diligence procedures and audits of employee benefit plans' financial statements	$0.2	$0.9
Tax Fees, tax compliance advice and planning	$0.1	$0.1
All Other Fees	$0.0	$0.0
Total	$3.5	$3.3

        Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended February 27, 2016 for filing with the SEC.

David R. Jessick, Chair
Kevin E. Lofton
Michael N. Regan

 EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information as of February 27, 2016, with respect to the compensation plans under which our common stock may be issued:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders	49,638,588	$2.73	61,445,788
Equity compensation plans not approved by stockholders(1)	—	—	—
Total(2)	49,638,588	$2.73	61,445,788

(1)
These plans include the Company's 1999 Plan, under which 10,000,000 shares of common stock are authorized for the grant of stock options at the discretion of the Compensation Committee, and the 2001 Plan, under which 20,000,000 shares of common stock are authorized for the grant of stock options, also at the discretion of the Compensation Committee. Both plans provide for the Compensation Committee to determine both when and in what manner options may be exercised; however, option terms may not extend for more than 10 years from the applicable date of grant. The plans provide that stock options may only be granted with exercise prices that are not less than the fair market value of a share of common stock on the date of grant. No securities remain available for future issuance under either the 1999 Plan or the 2001 Plan.

(2)
On a fully diluted basis, which reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock, the number of shares outstanding was 1,047,753,704.

(3)
Of the 61,445,788 shares remaining, there are 42,376,406 shares available for the grant of awards other than stock options or stock appreciation rights.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires Rite Aid's executive officers, directors and persons who own more than 10% of Rite Aid common stock to file reports of ownership and changes in ownership with the SEC and the NYSE. Such persons are required by SEC regulations to furnish Rite Aid with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to Rite Aid, we have determined that during fiscal year 2016, no persons subject to Section 16(a) reporting submitted late filings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth, as of April 26, 2016 (except as otherwise noted), certain information concerning the beneficial ownership of (a) each director and nominee for director, (b) each of our "Named Executive Officers" (as such term is defined in Item 402(a)(3) of Regulation S-K under the Exchange Act), (c) each holder known to us to beneficially own more than 5% of our common stock and (d) all directors and executive officers as a group (based on 1,048,650,575 shares of common stock outstanding as of April 26, 2016). Each of the persons named below has sole voting power and sole investment power with respect to the shares set forth opposite his or her name, except as otherwise noted.

Beneficial Owners	Number of Common Shares Beneficially Owned(1)		Percentage of Class
Named Executive Officers, Directors and Nominee for Director:
Joseph B. Anderson, Jr.	369,454	(2)	*
Bruce G. Bodaken	58,663	(3)	*
Dedra N. Castle	143,602	(4)
David R. Jessick	279,454	(5)	*
Darren W. Karst	662,836	(6)	*
Kevin E. Lofton	40,482	(7)	*
Kenneth A. Martindale	5,641,420	(8)	*
Enio Anthony Montini, Jr.	529,326	(9)
Myrtle S. Potter	38,596	(10)	*
Michael N. Regan	369,454	(11)	*
Frank A. Savage	—		—
John T. Standley	14,507,318	(12)	1.38%
Marcy Syms	369,454	(13)	*
Robert K. Thompson	437,661	(14)	*
Frank G. Vitrano	2,900,173	(15)	*
All Executive Officers and Directors (17 persons)	24,415,446		2.33%
5% Stockholders:
The Vanguard Group	70,299,320	(16)	6.71%
100 Vanguard Blvd.
Malvern, PA 19355
T. Rowe Price Associates, Inc.	54,669,902	(17)	5.20%
100 E. Pratt Street
Baltimore, MD 21202

*
Percentage less than 1% of class.

(1)
Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act, thereby including options exercisable as of June 25, 2016.

(2)
This amount includes 50,000 shares which may be acquired within 60 days by exercising stock options and 279,454 restricted stock units that have vested or will vest before June 25, 2016 at which time said units will be payable in shares of common stock when Mr. Anderson leaves the Board.

(3)
This amount represents 28,125 restricted stock units that will vest before June 25, 2016 at which time said units will be payable in shares of common stock when Mr. Bodaken leaves the Board.

(4)
This amount includes 53,375 shares which may be acquired within 60 days by exercising stock options.

(5)
This amount includes 279,454 restricted stock units that have vested or will vest before June 25, 2016 at which time said units will be payable in shares of common stock when Mr. Jessick leaves the Board.

(6)
This amount includes 364,200 shares which may be acquired within 60 days by exercising stock options.

(7)
This amount represents 9,944 restricted stock units that will vest before June 25, 2016 at which time said units will be payable in shares of common stock when Mr. Lofton leaves the Board.

(8)
This amount includes 4,447,761 shares which may be acquired within 60 days by exercising stock options.

(9)
This amount includes 262,725 shares which may be acquired within 60 days by exercising stock options.

(10)
This amount represents 8,058 restricted stock units that will vest before June 25, 2016 at which time said units will be payable in shares of common stock when Ms. Potter leaves the Board.

(11)
This amount includes 50,000 shares which may be acquired within 60 days by exercising stock options and 279,454 restricted stock units that have vested or will vest before June 25, 2016 at which time said units will be payable in shares of common stock when Mr. Regan leaves the Board.

(12)
This amount includes 12,061,485 shares which may be acquired within 60 days by exercising stock options.

(13)
This amount includes 50,000 shares which may be acquired within 60 days by exercising stock options and 279,454 restricted stock units that have vested or will vest before June 25, 2016 at which time said units will be payable in shares of common stock when Marcy Syms leaves the Board.

(14)
This amount includes 282,600 shares which may be acquired within 60 days by exercising stock options.

(15)
This amount includes 1,942,855 shares which may be acquired within 60 days by exercising stock options.

(17)
This information is as of December 31, 2015 and based solely on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 10, 2016.

(18)
This information is as of December 31, 2015 and based solely on a Schedule 13G/A filed by T. Rowe Price Associates, Inc. with the SEC on February 10, 2016.

CHANGES IN CONTROL

        On October 27, 2015, we entered into an Agreement and Plan of Merger (the "Merger Agreement") with Walgreens Boots Alliance, Inc., a Delaware corporation ("Walgreens Boots Alliance" or "WBA"), and Victoria Merger Sub, Inc., a Delaware corporation and a wholly-owned direct subsidiary of WBA ("Victoria Merger Sub"). Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, Victoria Merger Sub will merge with and into Rite Aid (the "Merger"), with Rite Aid surviving the Merger as a 100% owned direct subsidiary of WBA. Completion of the Merger is subject to various closing conditions, including but not limited to (i) the expiration or earlier termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (ii) the absence of any law or order prohibiting the Merger, and (iii) the absence of a material adverse effect on us, as defined in the Merger Agreement. Our stockholders approved the merger at a special meeting of stockholders held on February 4, 2016.

        Under the terms of the Merger Agreement, at the effective time of the Merger, each share of our common stock, par value $1.00 per share, issued and outstanding immediately prior to the effective time (other than shares owned by (i) WBA, Victoria Merger Sub or Rite Aid (which will be cancelled), (ii) stockholders who have properly exercised and perfected appraisal rights under Delaware law, or (iii) any direct or indirect wholly owned subsidiary of Rite Aid or WBA (which will be converted into shares of common stock of the surviving corporation)) will be converted into the right to receive $9.00 per share in cash, without interest.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Person Transactions

        We have adopted a written policy concerning the review, approval or ratification of transactions with related persons. The Nominating and Governance Committee is responsible for review, approval or ratification of "related person transactions" between the Company or its subsidiaries and related persons. Under SEC rules, a related person is, or any time since the beginning of the last fiscal year was, a director, an executive officer, a nominee for director, a 5% stockholder of the Company or an immediate family member (as defined under applicable SEC rules) of any of the foregoing. A related person transaction is any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000, and a related person had, has or will have a direct or indirect material interest.

        Directors, executive officers and nominees must complete an annual questionnaire and disclose all potential related person transactions involving themselves and their immediate family members that are known to them. Throughout the year, directors and executive officers must notify the Corporate Secretary and Chief Accounting Officer of any potential related person transactions as soon as they become aware of any such transaction. The Corporate Secretary and Chief Accounting Officer inform the Nominating and Governance Committee of any related person transaction of which they are aware. The Corporate Secretary and Chief Accounting Officer are responsible for conducting a preliminary analysis and review of potential related person transactions and presentation to the Nominating and Governance Committee for review including provision of additional information to enable proper consideration by the Nominating and Governance Committee. As necessary, the Nominating and Governance Committee shall review approved related person transactions on a periodic basis throughout the duration of the transaction to ensure that the transactions remain in the best interests of the Company. The Nominating and Governance Committee may, in its discretion, engage outside counsel to review certain related person transactions. In addition, the Nominating and Governance Committee may request that the full Board of Directors consider the approval or ratification of related person transactions if the Nominating and Governance Committee deems it advisable. A copy of our full policy concerning transactions with related persons is available on the Governance section of our website at www.riteaid.com under the headings "Corporate Info—Governance—Related Person Transactions."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The Compensation Committee currently consists of Marcy Syms (Chair), Bruce G. Bodaken and Michael N. Regan. During fiscal year 2016, no member of the Compensation Committee was an employee or former employee or executive officer of the Company.

STOCKHOLDER PROPOSALS FOR
THE 2017 ANNUAL MEETING OF STOCKHOLDERS

        Any stockholder desiring to present a proposal for inclusion in Rite Aid's proxy statement for the 2017 Annual Meeting of Stockholders must deliver the proposal to the Secretary at the address below not later than January 13, 2017. Only those proposals that comply with the requirements of Rule 14a-8 under the Exchange Act will be included in Rite Aid's proxy statement for the 2017 Annual Meeting. In order for proposals of stockholders made outside of Rule 14a-8 under the Exchange Act to be considered "timely" within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by the Secretary at the address below by March 24, 2017.

        Stockholders may present proposals that are proper subjects for consideration at an annual meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. To do so, the stockholder must comply with the procedures specified in Rite Aid's By-Laws. The By-Laws, which are available upon request from the Secretary, require all stockholders who intend to make proposals at an annual meeting of stockholders to submit their proposals to the Secretary not fewer than 90 and not more than 120 days before the anniversary date of the previous year's annual meeting of stockholders. The By-Laws also provide that nominations for director may only be made by the Board of Directors (or an authorized Board committee) or, unless made under the proxy access provisions of the By-Laws described below, by a stockholder of record entitled to vote who sends notice to the Secretary not fewer than 90 nor more than 120 days before the anniversary date of the previous year's annual meeting of stockholders. Any such nomination by a stockholder must comply with the procedures specified in Rite Aid's By-Laws. To be eligible for consideration at the 2017 Annual Meeting, proposals which have not been submitted by the deadline for inclusion in the proxy statement and any nominations for director other than those under the proxy access provisions of the By-Laws must be received by the Secretary between February 22, 2017 and March 24, 2017. This advance notice period is intended to allow all stockholders an opportunity to consider all business and nominees expected to be considered at the meeting.

        In addition, Rite Aid's By-Laws provide that, under certain circumstances, a stockholder or group of stockholders may include director candidates that they have nominated in our annual meeting proxy materials. The proxy access provisions of the By-Laws provide, among other things, that a stockholder or group of up to 20 stockholders seeking to include director candidates in our annual meeting proxy materials must own 3% or more of Rite Aid's outstanding common stock continuously for at least the previous three years. The number of stockholder-nominated candidates appearing in any annual meeting proxy statement cannot exceed 20% of the number of directors then serving on the Board. If the 20% calculation does not result in a whole number, the maximum number of stockholder nominees included in our proxy statement would be the closest whole number below 20%. If the number of stockholder-nominated candidates exceeds 20%, each nominating stockholder or group of stockholders may select one nominee for inclusion in our proxy materials until the maximum number is reached. The order of selection would be determined by the amount (largest to smallest) of shares of Rite Aid common stock held by each nominating stockholder or group of stockholders. The nominating stockholder or group of stockholders also must deliver the information required by Rite Aid's By-Laws and comply with the procedures specified therein, and each nominee must meet the qualifications required by the By-Laws. Requests to include stockholder-nominated candidates in our proxy materials for the 2017 Annual Meeting must be received by the Secretary no earlier than December 14, 2016 and no later than January 13, 2017.

        All submissions to the Secretary should be made to:

Rite Aid Corporation
30 Hunter Lane
Camp Hill, Pennsylvania 17011
Attention: James J. Comitale, Secretary

 INCORPORATION BY REFERENCE

        In accordance with SEC rules, notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate this proxy statement or future filings made by Rite Aid under those statutes, the information included under the caption "Compensation Committee Report" and those portions of the information included under the caption "Audit Committee Report" required by the SEC's rules to be included therein, shall not be deemed to be "soliciting material" or "filed" with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by Rite Aid under those statutes, except to the extent we specifically incorporate these items by reference.

OTHER MATTERS

        The Board of Directors knows of no other matters that have been submitted for consideration at the Annual Meeting other than those referred to in this proxy statement. If any other matters come before stockholders at the Annual Meeting, the proxy holders intend to vote the shares they represent in accordance with their best judgment.

IMPORTANT NOTICE REGARDING DELIVERY
OF STOCKHOLDER DOCUMENTS

        The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy proxy material delivery requirements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is referred to as "householding," potentially provides extra convenience for stockholders and reduces printing and postage costs for companies.

        Rite Aid and some brokers utilize the householding process for proxy materials. In accordance with a notice sent to certain stockholders who share a single address, only one copy of this proxy statement is being sent to that address, unless we received contrary instructions from any stockholder at that address. Stockholders who participate in householding will continue to receive separate proxy cards. Householding will continue until you are notified otherwise or until one or more stockholders at your address revokes consent. If you revoke consent, you will be removed from the householding program within 30 days of receipt of the revocation. If you hold your Rite Aid stock in "street name," additional information regarding householding of proxy materials should be forwarded to you by your broker.

        However, if you wish to receive a separate copy of this proxy statement, we will promptly deliver one to you upon request. You can notify us by sending a written request to Rite Aid Corporation, 30 Hunter Lane, Camp Hill, Pennsylvania 17011, Attention: James J. Comitale, Secretary, or by calling the Secretary at (717) 761-2633. In addition, if you would like to receive separate proxy statements and annual reports of Rite Aid in the future, or if you are receiving multiple copies of annual reports and proxy statements at an address shared with another stockholder and would like to participate in householding, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares.

ANNUAL REPORT

        A copy of Rite Aid's Annual Report on Form 10-K for fiscal year 2016 is being mailed together with this proxy statement to all stockholders entitled to notice of and to vote at the Annual Meeting. A copy of our Annual Report, including the financial statements included therein, is also available without charge by visiting the Company's website or upon written request to Rite Aid Corporation, 30 Hunter Lane, Camp Hill, Pennsylvania 17011, Attention: James J. Comitale, Secretary.

APPENDIX A

FINANCIAL MEASURES

        We use certain non-GAAP measures, such as "Adjusted EBITDA," in assessing our operating performance. We believe the non-GAAP metrics serve as an appropriate measure in evaluating the performance of our business. We define Adjusted EBITDA as net income excluding the impact of income taxes (and any corresponding adjustments to tax indemnification asset), interest expense, depreciation and amortization, LIFO adjustments, charges or credits for facility closing and impairment, inventory write-downs related to store closings, debt retirements, and other items (including stock-based compensation expense, sale of assets and investments, and revenue deferrals related to our customer loyalty program). We reference this particular non-GAAP financial measure frequently in our decision-making because it provides supplemental information that facilitates internal comparisons to the historical periods and external comparisons to competitors. In addition, incentive compensation is primarily based on Adjusted EBITDA and we base certain of our forward-looking estimates on Adjusted EBITDA to facilitate quantification of planned business activities and enhance subsequent follow-up with comparisons of actual to planned Adjusted EBITDA.

        The following is a reconciliation of our net income to Adjusted EBITDA for fiscal 2016, 2015 and 2014:

	February 27, 2016 (52 weeks)	February 28, 2015 (52 weeks)	March 1, 2014 (52 weeks)
Net income	$165,465	$2,109,173	$249,414
Interest expense	449,574	397,612	424,591
Income tax expense	139,297	158,951	161,883
Income tax valuation allowance reduction	(26,358)	(1,841,304)	(161,079)
Depreciation and amortization expense	509,212	416,628	403,741
LIFO charge (credit)	11,163	(18,857)	104,142
Lease termination and impairment charges	48,423	41,945	41,304
Loss on debt retirements, net	33,205	18,512	62,443
Other	72,281	40,183	38,520

Adjusted EBITDA	$1,402,262	$1,322,843	$1,324,959

        The following is a reconciliation of our net income to Adjusted Net Income and Adjusted Net Income per Diluted Share for fiscal 2016, 2015 and 2014. Adjusted Net Income is defined as net income excluding the impact of amortization of EnvisionRx intangible assets, acquisition-related costs, loss on debt retirements and LIFO adjustments. We believe Adjusted Net Income and Adjusted Net Income per Diluted Share serve as appropriate measures to be used in evaluating the performance of our business and help our investors better compare our operating performance over multiple periods. Adjusted Net Income per Diluted Share is calculated using our above-referenced definition of Adjusted Net Income:

	February 27, 2016 (52 weeks)	February 28, 2015 (52 weeks)	March 1, 2014 (52 weeks)
Net income	$165,465	$2,109,173	$249,414
Add back—Income tax expense (benefit)	112,939	(1,682,353)	804

Income before income taxes	278,404	426,820	250,218
Adjustments:
Amortization of EnvisionRx intangible assets	55,527	—	—
LIFO charge (credit)	11,163	(18,857)	104,142
Loss on debt retirements, net	33,205	18,512	62,443
Acquisition-related costs	27,482	8,309	—

Adjusted income before income taxes	405,781	434,784	416,803
Adjusted income tax expense(a)	164,747	161,740	269,672

Adjusted net income	$241,034	$273,044	$147,131

Adjusted net income per diluted share	$0.23	$0.27	$0.12

(a)
The estimated annualized effective tax rate used for the fifty-two weeks ended February 28, 2015 is adjusted for the income tax valuation allowance reduction of $1.841 billion.

2

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time, June 21, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time, June 21, 2016. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. You can obtain directions to the Annual Meeting by contacting Rite Aid's Investor Relations Department at (717) 975-3710. RITE AID CORPORATION ATTN: BYRON PURCELL 30 HUNTER LANE CAMP HILL, PA 17011 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E11424-P80121 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. RITE AID CORPORATION The Board of Directors unanimously recommends that you vote FOR the following: 1. Election of Directors Nominees: For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 1a. John T. Standley The Board of Directors unanimously recommends that you vote FOR Proposals 2 and 3. 1b. Joseph B. Anderson, Jr. For Against Abstain 2. Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. Approve, on an advisory basis, the compensation of our named executive officers as presented in the proxy statement. ! ! ! ! ! ! 1c. Bruce G. Bodaken 3. 1d. David R. Jessick 1e. Kevin E. Lofton NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 1f. Myrtle S. Potter 1g. Michael N. Regan 1h. Frank A. Savage 1i. Marcy Syms For address changes and/or comments, please check this box and write them on the back where indicated. ! ! Please indicate if you plan to attend this meeting. Yes No Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. E11425-P80121 RITE AID CORPORATION Annual Meeting of Stockholders June 22, 2016 at 8:30 AM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint John Standley, Darren Karst, and Jim Comitale, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of RITE AID CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM, EDT on June 22, 2016 at the office of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036 and any adjournment or postponement thereof. If applicable, the proxy shall also govern the voting stock held for the account of the undersigned in the Company's Investment Opportunity Plan, or any applicable employee benefit plan. The validity of this proxy is governed by the laws of the State of Delaware. This proxy does not revoke any prior powers of attorney except for prior proxies given in connection with the Annual Meeting of Stockholders. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED, OR, IF NO SPECIFICATIONS ARE MADE, WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. IF ANY OTHER MATTER IS PROPERLY PRESENTED AT THE ANNUAL MEETING OF STOCKHOLDERS, THIS PROXY WILL BE VOTED IN THE NAMED PROXIES' DISCRETION ON SUCH MATTER. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side Address Changes/Comments: